U.S. OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING ORDINARY SHARES AND ADSs

OF

ENDESA, S.A.
FOR

€40.16 PER ORDINARY SHARE AND PER ADS

BY
ACCIONA, S.A.

AND

BY

ENEL ENERGY EUROPE, S.r.L.
A WHOLLY OWNED SUBSIDIARY OF
ENEL S.p.A.

This Offer to Purchase and withdrawal rights will expire at 6:00 p.m., New York City time, on October 1, 2007, unless Acciona, S.A. and Enel Energy Europe, S.r.L. extend the U.S. Offer or unless it lapses or is withdrawn.

Acciona and Enel Energy Europe are offering to acquire, upon the terms and conditions set forth in this Offer to Purchase, all outstanding ordinary shares and ADSs of Endesa, S.A. Acciona and Enel Energy Europe are also making a separate and concurrent offer for the ordinary shares of Endesa in Spain.

This Offer to Purchase is open to all holders of Endesa ordinary shares who are resident in the United States and to all holders of Endesa ADSs, wherever located. The separate Spanish Offer is open to all holders of Endesa ordinary shares, whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer. This Offer to Purchase relates only to the U.S. Offer.

The U.S. Offer and the Spanish Offer are conditioned on receipt in the U.S. Offer and the Spanish Offer of valid tenders not withdrawn at the expiration of the U.S. Offer and the Spanish Offer of Endesa ordinary shares (including Endesa ordinary shares represented by Endesa ADSs), which together with the 487,116,120 Endesa ordinary shares already directly or indirectly held by Acciona and Enel Energy Europe, represent more than 50% of the share capital of Endesa (529,376,059 ordinary shares). The U.S. Offer and the Spanish Offer are also conditioned upon modifications being made to the articles of association of Endesa regarding limitations to the voting rights, and requirements and qualifications applicable to the members of the board of directors. In addition, the U.S. Offer is conditioned on the completion of the Spanish Offer. See Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase.

Questions and requests for assistance may be directed to Georgeson, the Information Agent, at its telephone number or address set forth on the last page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent.

The U.S. Dealer Manager for the U.S. Offer is:

The U.S. Tender Agent for the U.S. Offer is:

The Information Agent for the U.S. Offer is:

The date of this Offer to Purchase is July 30, 2007.

(ii)

SUMMARY TERM SHEET

Background

Acciona, S.A., a Spanish corporation (which is referred to as “Acciona”) and Enel Energy Europe S.r.L. (which is referred to as “EEE” and, together with Acciona, the “Offerors”), an Italian limited liability company and a wholly owned subsidiary of ENEL S.p.A., an Italian corporation (which is referred to as “ENEL”), are offering to acquire all the outstanding ordinary shares, par value €1.20 per share (which are referred to as the “ordinary shares”), and American depositary shares, each representing one (1) ordinary share (which are referred to as the “ADSs” and, together with the ordinary shares, as the “Endesa securities”) of Endesa, S.A., a Spanish corporation (which is referred to as “Endesa”), pursuant to, and upon the terms and conditions set forth in, this Offer to Purchase in the United States (which is referred to as the “U.S. Offer”). The Offerors are also making a separate, concurrent Spanish offer (which is referred to as the “Spanish Offer” and, together with the U.S. Offer, as the “Offers”) for the ordinary shares.

The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

On April 11, 2007, the Offerors announced their intent to make an offer to acquire all the ordinary shares and ADSs for €41.30 in cash (without interest) less the amount equivalent to any gross dividend or other distribution distributed per ordinary share between April 11, 2007 and the date of acceptance for payment under the Offers. On July 2, 2007, Endesa distributed a dividend of €1.14 per ordinary share. Consequently, the offer price under this Offer to Purchase is €40.16 in cash per ordinary shares and €40.16 in cash per ADS, in each case, without interest and reduced by an amount equivalent to any gross dividend or other distribution distributed per ordinary share paid by Endesa prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer. See Section 3 (“Consideration”) of this Offer to Purchase.

Questions and Answers

The following are some of the questions that you, as a shareholder of Endesa, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal or the Notice of Guaranteed Delivery. Therefore, the Offerors urge you to carefully read this entire Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your ordinary shares and ADSs. Cross-references are included in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned in this summary term sheet.

Q:	Who is offering to buy my Endesa securities?

A:	The U.S. Offer is being made by Acciona and EEE. Acciona is a Spanish corporation, engaged in the development and management of infrastructure and real estate projects, provision of transport, urban and environmental services, and development and operation of renewable energy facilities. EEE is an Italian limited liability company and a wholly owned subsidiary of ENEL, an Italian corporation active in the power business.

Q:	What Endesa securities are the Offerors seeking to acquire?

A:	The Offerors are offering to buy all the outstanding ordinary shares and ADSs of Endesa in exchange for cash. The Offerors are conducting two separate, concurrent offers: (1) the U.S. Offer and (2) the Spanish Offer. This Offer to Purchase relates to the U.S. Offer, which is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

Q:	What would I receive in exchange for my ordinary shares or ADSs?

A:	The Offerors are offering to pay the offer price in cash, without interest, for each ordinary share and each ADS validly tendered in the U.S. Offer and not withdrawn.

The cash consideration paid in the U.S. Offer to tendering holders of ordinary shares and ADSs will, to the extent practicable, be converted into U.S. dollars on the day that it is received by The Bank of New York, the U.S. Tender Agent, at the then prevailing spot market rate applicable to similar transactions and will be distributed, net of any expenses incurred by the U.S. Tender Agent in converting the cash consideration into U.S. dollars, to tendering holders of ordinary shares and ADSs. Thus, at the time that you tender your Endesa securities, you will not be able to determine the exact U.S. dollar amount of the cash consideration you will receive in the U.S. Offer.

As described in Section 3 (“Consideration”) of this Offer to Purchase, the offer price will be reduced by an amount equivalent to the gross amount of any dividend or other distribution per ordinary share paid by Endesa prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer.

Q:	Can I choose the currency of the cash that I receive?

A:	If you accept the U.S. Offer for the ordinary shares and ADSs, the consideration that you will receive for your ordinary shares or ADSs will be paid in U.S. dollars. Any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. dollars will be deducted from the cash consideration to be paid in the U.S. Offer.

Q:	How does the U.S. Offer compare with prices of ordinary shares and ADSs before the announcement of the Offers?

A:	The offer price of €40.16 per ordinary share and ADS represents a premium (discount) of:

•	116.4% (138.1% taking into account the dividends paid by Endesa in January 2006, July 2006, January 2007 and July 2007) to the closing price of €18.56 per ordinary share on September 2, 2005, the last business day prior to the announcement by Gas Natural SDG, S.A. confirming that it was making an offer for Endesa, and 116.2% (137.9% taking into account the dividends paid by Endesa in January 2006, July 2006, January 2007 and July 2007) to the closing price of $23.29 per ADS on that date (based on an exchange rate expressed in U.S. dollars per euro of $1.2538 = €1.00, which was the Federal Reserve Bank of New York noon buying rate on September 2, 2005);

•	57.6% (72.3% taking into account the dividend paid by Endesa in July 2006, January 2007 and July 2007) to the closing price of €25.48 per ordinary share on February 20, 2006, the last business day prior to the announcement that E.ON Zwölfte Verwaltungs GmbH had filed an offer for Endesa, and 60.2% (75.1% taking into account the dividend paid by Endesa in July 2006, January 2007 and July 2007) to the closing price of $29.84 per ADS on February 17, 2006, the last business day in New York prior to the announcement that E.ON Zwölfte Verwaltungs GmbH had filed an offer for Endesa (based on an exchange rate expressed in U.S. dollars per euro of $1.1906 = €1.00, which was the Federal Reserve Bank of New York noon buying rate on February 17, 2006);

•	3.9% (6.9% taking into account the dividends paid by Endesa in July 2007) to the closing price of €38.65 per ordinary share on March 23, 2007, the last business day prior to the announcement of the agreement between Acciona, Finanzas Dos, S.A. (which is referred to as “Finanzas”), EEE and ENEL relating to Endesa dated March 26, 2007 and amended on April 2, 2007 (which is referred to as the “ENEL-Acciona Agreement”), and 4.5% (7.5% taking into account the dividends paid by Endesa in July 2007) to the closing price of $51.39 per ADS on that date (based on an exchange rate expressed in U.S. dollars per euro of $1.3302 = €1.00, which was the Federal Reserve Bank of New York noon buying rate on March 23, 2007); and

•	125.2% (147.9% taking into account the dividends paid by Endesa in January 2006, July 2006, January 2007 and July 2007) to the average closing price of €17.83 per ordinary share over the six months preceding

September 2, 2005 and 125.5% (148.2% taking into account the dividends paid by Endesa in January 2006, July 2006, January 2007 and July 2007) to the average closing price of $22.36 per ADS over the same period (based on an exchange rate expressed in U.S. dollars per euro of $1.2554 = €1.00, which was the average of the Federal Reserve Bank of New York noon buying rates on the dates within that period).

For details on the consideration under the U.S. Offer, see Section 3 (“Consideration”) of this Offer to Purchase. For a summary of the historical prices of ordinary shares and ADSs and information on Endesa dividends, see Section 10 (“Price Range of Endesa’s Ordinary Shares and ADSs”) of this Offer to Purchase.

Q:	Do the Offerors have the financial resources to make payment?

A:	Yes. The U.S. Offer will be financed by means of a €1.8 billion credit facility, under which Acciona is the borrower and a €35 billion credit facility, under which ENEL and a financing subsidiary of ENEL are the borrowers. On June 18, 2007 the aggregate principal amount available under the €35 billion credit facility was reduced by €5 billion to €30 billion. Under the ENEL-Acciona Agreement, the Offerors have agreed to allocate a fixed number of Endesa securities tendered under the Offers equal to 42,079,382 to Acciona and all other Endesa securities tendered under the Offers to EEE, so that Acciona will acquire 42,079,382 Endesa securities in the Offers (but no more) and all other Endesa securities tendered in the Offers will be acquired by EEE.

The U.S. Offer is not conditioned on any financing arrangements. For more information, see Section 16 (“Source and Amount of Funds”) of this Offer to Purchase.

Q:	How do I accept the U.S. Offer?

A:	If you are a holder of ordinary shares through a custodian, such as a broker, bank or trust company, to accept the U.S. Offer you must:

•	complete and sign the enclosed Share Form of Acceptance and send it to the U.S. Tender Agent; and

•	instruct your custodian to transfer your ordinary shares to the U.S. Tender Agent’s custodian account in Spain,

in each case before the expiration of the acceptance period.

If you have not yet received instructions from your custodian, you may contact Georgeson, the Information Agent, at the address and telephone number provided on the last page of this Offer to Purchase or you may contact your custodian directly.

 If you are a holder of ADSs in certificated form, to accept the U.S. Offer you must deliver your American Depositary Receipts (which are referred to as “ADRs”) evidencing your ADSs, together with a completed and signed ADS Letter of Transmittal, to the U.S. Tender Agent along with any other required documents. If your ADSs are held through a custodian, such as a broker, bank or trust company, your custodian can tender your ADSs through The Depository Trust Company.

 If you cannot complete the tender of your Endesa securities in the manner described above on a timely basis, you may nevertheless be able to tender your Endesa securities by following the procedures for guaranteed delivery.

 For more information, see Section 7 (“Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs”) of this Offer to Purchase.

Q:	How long do I have to accept the U.S. Offer?

A:	You will have until 6:00 p.m., New York City time, on October 1, 2007, to accept the U.S. Offer, unless the U.S. Offer is extended, lapses or is withdrawn. If you cannot complete the tender of your Endesa securities by that time, you may be able to gain more time by following the procedures for guaranteed delivery. The Offerors plan to extend the U.S. Offer if the Spanish Offer is extended. The Offerors do not currently plan to offer a subsequent offering period. For more information, see Section 4 (“Extension, Variation or Change in the U.S. Offer”) of this Offer to Purchase.

Q:	Can the acceptance period of the U.S. Offer be extended?

A:	Yes. The acceptance period of the U.S. Offer can be extended. Any extension of the acceptance period will be publicly announced in the manner required by U.S. law. For more information, see Section 4 (“Extension, Variation or Change in the U.S. Offer”) of this Offer to Purchase. In addition, because the U.S. Offer is conditioned upon the completion of the Spanish Offer, the Offerors intend to extend the U.S. Offer if the Spanish Offer is extended. Pursuant to Spanish law, the Spanish Offer may be extended by the Comisión Nacional del Mercado de Valores (which is referred to as the “CNMV”) to allow Endesa’s shareholders to adopt the resolutions upon which the Offers are conditioned at Endesa’s general shareholders’ meeting.

The Offerors do not currently plan to offer a subsequent offering period.

Q:	Can I withdraw my acceptance?

A:	You may withdraw your tender of ordinary shares and ADSs pursuant to the U.S. Offer at any time before 6:00 p.m., New York City time, on October 1, 2007, the expiration time of the acceptance period (unless the U.S. Offer is extended, lapses or is withdrawn) by complying with the procedures described in Section 8 (“Withdrawal Rights”) of this Offer to Purchase. If the U.S. Offer is extended, you may withdraw your tendered ordinary shares and ADSs prior to the extended expiration of the acceptance period, which will be publicly announced.

For more information, see Section 8 (“Withdrawal Rights”) of this Offer to Purchase.

Q:	How do I withdraw my acceptance?

A:	To withdraw an acceptance of the U.S. Offer, you must deliver a written notice of withdrawal with the required information to the U.S. Tender Agent while you still have the right to withdraw the ordinary shares or ADSs.

For more information, see Section 8 (“Withdrawal Rights”) of this Offer to Purchase.

Q:	Will I have to pay any fees or commissions?

A:	If you are the registered owner of your ordinary shares or ADSs and you accept the U.S. Offer, you will not have to pay brokerage fees or similar commissions. However, if you own your ordinary shares or ADSs through a broker or other nominee, and your broker accepts the U.S. Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	If I accept the U.S. Offer, when will I be paid?

A:	If the conditions to the U.S. Offer are waived or satisfied and the Offerors consummate the U.S. Offer and accept your ordinary shares and ADSs for payment, pursuant to Spanish practice you will receive payment for the ordinary shares and ADSs that you tendered promptly following the expiration of the acceptance period of the U.S. Offer, which is expected to be approximately two weeks following the expiration of the acceptance period of the U.S. Offer.

For more information, see Section 6 (“Acceptance for Payment and Payment”) of this Offer to Purchase.

Q:	Will I be taxed on the cash that I receive?

A:	The receipt of cash in exchange for ordinary shares or ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. In general, the receipt of cash by a U.S. Holder (as defined in Section 17 (“Material U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer”) of this Offer to Purchase) in exchange for ordinary shares or ADSs will cause such U.S. Holder to recognize gain or loss measured by the difference, if any, between the cash received in the U.S. Offer and such U.S. Holder’s adjusted tax basis in its ordinary shares or ADSs. In general, a Non-U.S. Holder (as defined in Section 17 (“Material U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer”) of this Offer to Purchase) of ordinary shares or ADSs will not be subject to U.S. federal income tax in respect of the consideration received in the U.S. Offer, unless such Non-U.S. Holder has certain connections to the United States.

The receipt of cash in exchange for ordinary shares or ADSs pursuant to the U.S. Offer will be a taxable transaction for Spanish income tax purposes. In general, Spanish resident and non-resident holders of ordinary shares or ADSs will recognize capital gain or loss in respect of their ordinary shares or ADSs in an amount equal to the difference, if any, between the Spanish tax basis in their ordinary shares or ADSs and the offer consideration. Generally, a holder that is a non-resident for Spanish income tax purposes will not be taxed in Spain if such holder is resident in a country that has entered into an income tax treaty with Spain, including the United States, and provides certain documentation establishing its entitlement to an exemption under such income tax treaty.

Holders of ordinary shares or ADSs should consult their own tax advisors to determine the particular tax consequences to them, including the U.S. federal, state, local, Spanish and other tax consequences, of the U.S. Offer. For more information regarding the material U.S. federal and Spanish income tax consequences of the U.S. Offer, see Section 17 (“Material U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer”) of this Offer to Purchase.

Q:	What are the conditions to the U.S. Offer?

A:	The U.S. Offer is subject to the following conditions:

•	receipt in the U.S. Offer and the Spanish Offer of valid tenders not withdrawn at the expiration of the U.S. Offer and the Spanish Offer of ordinary shares (including ordinary shares represented by ADSs), which together with the 487,116,120 ordinary shares already directly or indirectly held by the Offerors represent more than 50% of Endesa’s share capital (529,376,059 ordinary shares);

•	certain modifications being made to Endesa’s articles of association regarding limitations to the voting rights, and requirements and qualifications applicable to the members of the board of directors; and

•	the completion of the Spanish Offer.

See Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase for more information.

Q:	What happens if the minimum tender condition is not satisfied?

A:	If the number of the ordinary shares (including ordinary shares represented by ADSs) tendered and not withdrawn in the U.S. Offer and the Spanish Offer together with the 487,116,120 ordinary shares already directly or indirectly held by the Offerors represents 50% or less of Endesa’s share capital, the minimum tender condition will not have been satisfied and the Offerors will not be obligated to complete the Offers. However, the Offerors may decide to reduce or waive the minimum tender condition and accept the tendered ordinary shares and ADSs for payment.

The Offerors intend to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to the Offerors of the anticipated number of acceptances of the Offers. The CNMV notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. However, the Offerors will only reduce or waive the minimum tender condition if they have made the announcement and complied with the other procedures described in more detail in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase.

Q:	Why are there two separate Offers?

A:	The Offerors’ primary objective in proposing the dual offer structure is to satisfy various U.S. and Spanish legal and regulatory requirements that would otherwise be in conflict.

•	The U.S. Offer will be conducted in accordance with the U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the U.S. Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), except to the extent of the no-action and exemptive relief granted by the U.S. Securities and Exchange Commission (which is referred to as the “SEC”) as described in Section 2 (“Relief Requested and Received from U.S. and Spanish Tender Offer Rules”) of this Offer to Purchase.

•	The Spanish Offer will be conducted in accordance with the provisions of Act 24/1988, of 28 July, on the Securities Market; the Spanish Royal Decree 1197/1991, of 26 July, on Public Tender Offers for Securities (which is referred to as the “Decree on Tender Offers”); and other applicable Spanish legislation.

Q:	What are the principal differences between the U.S. Offer and the Spanish Offer?

A:	The Offerors have structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers:

•	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. The Spanish Offer is open to all holders of ordinary shares whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer.

•	Subject to certain exemptive relief granted by the SEC, the U.S. Offer will allow the withdrawal of tendered Endesa securities in accordance with U.S. law. The Spanish Offer generally does not allow withdrawal of tendered ordinary shares, subject to certain exceptions described in Section 8 (“Withdrawal Rights”) of this Offer to Purchase. Accordingly, if you tender your ordinary shares in the Spanish Offer, you will not have the withdrawal rights available for Endesa securities tendered in the U.S. Offer.

•	If you tender your ordinary shares or ADSs in the U.S. Offer you will receive the U.S. dollar equivalent of the cash consideration that will be paid in euros in the Spanish Offer, less any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. dollars. The cash consideration paid in the U.S. Offer to tendering holders of ordinary shares and ADSs will, to the extent practicable, be converted into U.S. dollars on the day that it is received by The Bank of New York, the U.S. Tender Agent, at the then prevailing spot market rate applicable to similar transactions and will be distributed, net of any expenses incurred by the U.S. Tender Agent in converting the cash consideration into U.S. dollars, to tendering holders of ordinary shares and ADSs. Thus, at the time that you tender your Endesa securities, you will not be able to determine the exact U.S. dollar amount of the cash consideration you will receive in the U.S. Offer.

•	The U.S. Offer is conditioned on the completion of the Spanish Offer. However, the Spanish Offer is not conditioned on the completion of the U.S. Offer.

•	If the offer period under the U.S. Offer is extended beyond the expiration of the offer period under the Spanish Offer, holders of Endesa securities tendering into the U.S. Offer may receive payment after holders of ordinary shares tendering into the Spanish Offer.

•	Pursuant to mandatory Spanish legal requirements, the Offerors have arranged bank guarantees of its payment obligations under the Spanish Offer. Those guarantees do not cover the Offerors’ payment obligations under the U.S. Offer.

For more information, see Section 1 (“Dual Offer Structure”) of this Offer to Purchase.

Q:	Who may participate in the U.S. Offer?

A:	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

For the purpose of this Offer to Purchase, the following persons are deemed to be persons resident in the United States:

•	natural persons resident in the United States;

•	any partnership or corporation organized or incorporated under the laws of the United States;

•	any estate of which any executor or administrator is a U.S. person;

•	any trust of which any trustee is a U.S. person;

•	any agency or branch of a foreign entity located in the United States;

•	any non-discretionary or similar account (other than an estate or trust) held by a fiduciary, such as a dealer, for the benefit or account of a U.S. person;

•	any discretionary or similar account (other than an estate or trust) held by a fiduciary, such as a dealer, which is organized or resident in the United States; and

•	any partnership or corporation that is organized under the laws of any foreign country and formed by a U.S. person for the principal purpose of investing in securities that are not registered under the U.S. Securities Act of 1933, as amended (which is referred to as the “Securities Act”) (unless the partnership or corporation is organized and owned by “accredited investors” (as defined in SEC Rule 501 under the Securities Act) who are not natural persons, estates or trusts).

If you are resident outside the United States and hold ordinary shares, you are not permitted to tender those ordinary shares in the U.S. Offer, though you may tender your ADSs in the U.S. Offer.

Q:	If I decide not to accept, how will the Offers affect my Endesa securities?

A:	If you do not tender your ordinary shares and ADSs before the expiration of the acceptance period, you will retain ownership of your ordinary shares and ADSs.

As of the date of this Offer to Purchase, the Offerors intend for the ordinary shares and ADSs to continue to be listed on the stock exchanges where they currently trade. However, the purchase of the ordinary shares and the ADSs pursuant to the Offers will reduce the number of ordinary shares and ADSs that might otherwise trade publicly and, depending on the number of ordinary shares and ADSs purchased, could adversely affect the liquidity and market value of the remaining ordinary shares and ADSs held by the public.

It is possible that the ordinary shares and/or ADSs will fail to meet the criteria for continued listing on the Spanish, Chilean or U.S. stock exchanges. If this were to happen, the ordinary shares and/or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange. In addition, the Offerors may apply for the delisting of the Endesa securities from one or more of these stock exchanges if Endesa fails to meet adequate dissemination, frequency or trading volume requirements for the applicable exchange. If Endesa’s ADSs were delisted in the United States, the Offerors expect they would seek to deregister the ordinary shares and ADSs under the Exchange Act if the applicable requirements are met.

If Endesa were no longer listed on Spanish stock exchanges, it would cease to be bound by Spanish corporate governance rules and recommendations as well as other rules of the Spanish securities regulatory authorities. If Endesa were no longer listed on the New York Stock Exchange (which is referred to as “NYSE”), it would cease to be bound by certain listing requirements, including the requirement for Endesa to maintain an audit committee composed of only independent directors.

If the ordinary shares and ADSs were deregistered under the Exchange Act, then among other things Endesa would cease to be required to comply with U.S. periodic reporting requirements and other rules governing publicly held companies in the United States and Endesa’s ADSs and ordinary shares may no longer constitute “margin securities.”

For more information, see Section 11 (“Effect of the Offers on the Market for the Ordinary Shares and ADSs; Stock Exchange Listings; Exchange Act Registration; U.S. Margin Regulations”) of this Offer to Purchase.

Q:	What is the recommendation of Endesa’s board of directors?

A:	As of the date of this Offer to Purchase, Endesa has not made any formal recommendation to its shareholders as to whether it recommends acceptance or rejection of the Offers.

Q:	Do the Offerors currently own any Endesa securities?

A:	Yes. Acciona owns directly and through its wholly owned subsidiary Finanzas, 222,714,523 ordinary shares. EEE currently owns 264,401,597 ordinary shares. Together, Acciona and EEE beneficially own 46.01% of the ordinary shares (based on 1,058,752,117 ordinary shares outstanding according to Endesa’s annual report on Form 20-F filed with the SEC on June 1, 2007).

Q:	Who can answer questions I might have about the U.S. Offer?

A:	If you have any questions about the U.S. Offer, you should contact the Information Agent for the U.S. Offer at the telephone number shown on the last page of this Offer to Purchase.

INTRODUCTION

Acciona and EEE are offering to acquire, upon the terms and conditions set forth herein, all the outstanding ordinary shares and ADSs of Endesa. The Offerors are also making a separate, concurrent offer for the ordinary shares in Spain.

•	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

•	The Spanish Offer is open to all holders of ordinary shares, whether resident in Spain or outside Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer.

This Offer to Purchase covers only the U.S. Offer.

The Offerors have structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers, which are described in more detail in Section 1 (“Dual Offer Structure”) of this Offer to Purchase.

The U.S. Offer is subject to the following conditions:

•	receipt in the U.S. Offer and the Spanish Offer of valid tenders not withdrawn at the expiration of the U.S. Offer and the Spanish Offer of ordinary shares (including ordinary shares represented by ADSs) which together with the 487,116,120 ordinary shares already directly or indirectly held by the Offerors represent more than 50% of Endesa’s share capital (529,376,059 ordinary shares);

•	certain modifications being made to Endesa’s articles of association regarding limitations to the voting rights, and requirements and qualifications applicable to the members of the board of directors; and

•	the completion of the Spanish Offer.

See Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase for more information.

This Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery contain important information, which should be read carefully prior to making any decision regarding whether or not to tender your ordinary shares and ADSs.

Under applicable U.S. law, the Offerors and their respective affiliates and agents may purchase or arrange to purchase Endesa securities outside this Offer to Purchase, but only if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such purchase or arrangement to purchase, if required by such laws and regulations). In connection with any such purchase or arrangement to purchase, the Offerors and their respective affiliates and agents will disseminate information regarding any such purchase or arrangement to purchase by filing a current report (hecho relevante) with the CNMV, an English translation of which will be filed with the SEC and the Offerors and their respective affiliates and agents will rely on, and comply with the other conditions of, the class exemptive relief from Rule 14e-5 under the Exchange Act, granted by the SEC on March 2, 2007. In addition, under U.S. law, the Offerors and their respective affiliates and agents may enter into agreements (including hedging transactions) with respect to Endesa securities if permitted to do so by the laws and regulations of Spain (including receipt of approval by the CNMV of any such agreements, if required by such laws and regulations). Rule 14e-5 under the Exchange Act would also prohibit purchases or arrangements to purchase subject and related securities in the context of certain trading activities by Morgan Stanley & Co. Incorporated and its affiliates during the U.S. Offer. Morgan Stanley & Co. Incorporated and its affiliates are relying on the exemptive relief granted by the SEC in the no-action letter dated April 4, 2007, to continue such trading activities.

This Offer to Purchase contains forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Acciona, ENEL or Endesa and the estimates given here. These statements are based on the current expectations of Acciona’s and ENEL’s management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, business, competitive, market and regulatory forces and other risk factors discussed in Acciona’s and ENEL’s public reports filed with the Italian Comissione Nazionale per la Società e la Borsa, the CNMV and with the SEC (including ENEL’s annual report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s annual report on Form 20-F). Except to the extent required by law, the Offerors assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

THE U.S. OFFER

1.	Dual Offer Structure.

The Offerors have structured the Offers to acquire all the outstanding ordinary shares and ADSs of Endesa as two separate Offers. The Offerors’ primary objective in proposing the dual offer structure is to satisfy various U.S. and Spanish legal and regulatory requirements that would otherwise be in conflict.

•	The U.S. Offer will be conducted in accordance with the U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, except to the extent of the no-action and exemptive relief granted by the SEC.

•	The Spanish Offer will be conducted in accordance with the provisions of Act 24/1988, of 28 July, on the Securities Market; the Decree on Tender Offers; and other applicable Spanish legislation.

The Offerors have structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers:

•	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. The Spanish Offer is open to all holders of ordinary shares whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer.

•	Subject to certain exemptive relief granted by the SEC, the U.S. Offer will allow the withdrawal of tendered Endesa securities in accordance with U.S. law. The Spanish Offer generally does not allow withdrawal of tendered ordinary shares, subject to certain exceptions described in Section 8 (“Withdrawal Rights”) of this Offer to Purchase. Accordingly, if you tender your ordinary shares in the Spanish Offer, you will not have the withdrawal rights available for Endesa securities tendered in the U.S. Offer.

•	If you tender your ordinary shares or ADSs in the U.S. Offer you will receive the U.S. dollar equivalent of the cash consideration that will be paid in euros in the Spanish Offer, less any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. dollars. The cash consideration paid in the U.S. Offer to tendering holders of ordinary shares and ADSs will, to the extent practicable, be converted into U.S. dollars on the day that it is received by The Bank of New York, the U.S. Tender Agent, at the then prevailing spot market rate applicable to similar transactions and will be distributed, net of any expenses incurred by the U.S. Tender Agent in converting the cash consideration into U.S. dollars, to tendering holders of ordinary shares and ADSs. Thus, at the time that you tender your Endesa securities, you will not be able to determine the exact U.S. dollar amount of the cash consideration you will receive in the U.S. Offer.

•	The U.S. Offer is conditioned on the completion of the Spanish Offer. However, the Spanish Offer is not conditioned on the completion of the U.S. Offer. Thus, even if the U.S. Offer is not completed, the Offerors may accept and pay for the ordinary shares tendered in the Spanish Offer.

•	If the offer period under the U.S. Offer is extended beyond the expiration of the acceptance period of the Spanish Offer, holders of Endesa securities tendering into the U.S. Offer may receive payment after holders of ordinary shares tendering into the Spanish Offer.

•	Pursuant to Spanish legal requirements, the Offerors have arranged bank guarantees of its payment obligations under the Spanish Offer. Those guarantees do not cover the Offerors’ payment obligations under the U.S. Offer.

2.	Relief Requested and Received from U.S. and Spanish Tender Offer Rules.

“Tier II” Relief

In separating the Offers into the U.S. Offer and the Spanish Offer and in conducting the U.S. Offer on the terms described in this Offer to Purchase, the Offerors are relying on Rule 14d-1(d) under the Exchange Act, which provides exemptive relief (which is referred to as “Tier II Relief”) from otherwise applicable rules to persons conducting a tender offer under certain conditions.

In order to qualify for Tier II Relief, among other things, (i) the target of a tender offer must be a foreign private issuer as defined in Rule 3b-4 under the Exchange Act and not an investment company required to be registered under the U.S. Investment Company Act of 1940, as amended, and (ii) no more than 40% of its securities that are the subject of the tender offer may be held by U.S. holders. As the Offerors are not making the U.S. Offer pursuant to any agreement with Endesa, in determining that the U.S. Offer qualified for Tier II Relief, the Offerors presumed, as permitted by Instruction 3 to Rule 14d-1(d), that less than 40% of the ordinary shares are held by U.S. holders because (i) the aggregate trading volume of Endesa securities on all national securities exchanges or on the OTC markets in the United States in the 12-calendar-month period ending 30 days before the commencement of this Offer to Purchase was less than 40% of the worldwide aggregate trading volume of Endesa securities over the same period, (ii) Endesa’s most recent annual reports filed with the CNMV and the SEC do not indicate that U.S. holders hold more than 40% of the outstanding Endesa securities, and (iii) after reasonable investigation, the Offerors have no knowledge and no reason to know that U.S. holders held more than 40% of the Endesa securities. Based on the above, the Offerors are eligible for Tier II Relief.

SEC Relief

In addition to relying on Tier II Relief, the Offerors have received from the SEC the no-action and exemptive relief from the Sections of, and Rules under, the Exchange Act described below.

SEC Relief Relating to the Dual Offer Structure — Rule 14d-10(a)(1)

Rule 14d-10(a)(1) under the Exchange Act provides that no person may make a tender offer unless such offer is open to all securityholders of the class of securities subject to the tender offer.

The Offerors have received relief from the SEC from Rule 14d-10(a)(1) under the Exchange Act to permit the Offerors to make the Offers utilizing the dual offer structure described in this Offer to Purchase.

Rule 14e-5 under the Exchange Act, among other things, prohibits a person making a tender offer for any equity securities from, directly or indirectly, purchasing or making any arrangement to purchase such security, or any security which is immediately convertible into or exchangeable for such security, except pursuant to its tender offer. A literal application of Rule 14e-5 could be interpreted to prohibit purchases of ordinary shares pursuant to the Spanish Offer during the period that Rule 14e-5 applies. The Offerors are relying on the class relief granted by the SEC on March 2, 2007 to permit the Offerors to acquire ordinary shares pursuant to the Spanish Offer. Rule 14e-5 under the Exchange Act would also prohibit purchases or arrangements to purchase subject and related securities in the context of certain trading activities by Morgan Stanley & Co. Incorporated and its affiliates during the U.S. Offer. Morgan Stanley & Co. Incorporated and its affiliates are relying on the exemptive relief granted by the SEC in the no-action letter dated April 4, 2007, to continue such trading activities.

SEC Relief Relating to Withdrawal Rights — Section 14(d)(5)

Section 14(d)(5) of the Exchange Act provides, among other things, that securities tendered in a tender offer may be withdrawn at any time after 60 days from the date of the original tender offer if the securities have not been accepted for payment by the bidder. It is possible that the 60th day from commencement of the Offers may occur on or after the expiration date of the Offers but prior to the date payment occurs after expiration of the Offers.

As described in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met. As a result, permitting withdrawals under the U.S. Offer during the period while the results of both Offers are being counted would conflict with the counting procedures envisaged under Spanish law, because it would enable withdrawals from the U.S. Offer during the counting procedures to affect whether or not the aggregate minimum tender condition is met. Moreover, as noted above, under Spanish law, it is not possible to withdraw acceptances from an offer under any circumstances following expiration of an offer. Thus, the withdrawal rights provided by Section 14(d)(5) would, as of the expiration of the Offers, constitute a direct conflict with the inability to withdraw tendered ordinary shares after the expiration of the Offers pursuant to Spanish law and practice.

The Offerors have received relief from Section 14(d)(5) of the Exchange Act to permit the Offerors to terminate withdrawal rights in the U.S. Offer at the expiration of the U.S. Offer and during the period immediately following the expiration of the U.S. Offer, when the tendered ordinary shares (including ordinary shares represented by ADSs) are being counted and until payment occurs, in accordance with Spanish law and practice.

SEC No-Action Relief Relating to Reduction of Offer Price if a Dividend or Other Distribution is Paid by Endesa — Rules 14e-1(b) and 14d-10(a)(2)

As described in Section 3 (“Consideration”) of this Offer to Purchase, the consideration under the U.S. Offer will be reduced by an amount equivalent to any gross dividend or other distribution paid by Endesa per ordinary share (including ordinary shares represented by ADSs) prior to the acceptance for payment under the U.S. Offer. This adjustment mechanism is designed to ensure that shareholders tendering into the U.S. Offer will receive the same total economic value, whether or not a dividend is paid by Endesa, as shareholders tendering into the Spanish Offer. In Spain, dividends are paid to the holder of record on the payment date.

Rule 14e-1(b) under the Exchange Act provides that, following an increase or decrease in the consideration offered under a tender offer, such tender offer must remain open for ten U.S. business days from the date that notice of the increase or decrease is first published or sent or given to securityholders (and, as a result, securityholders would continue to have withdrawal rights during that ten U.S. business day period). The SEC has taken the position that if the consideration offered in a tender offer is reduced as a result of a dividend or other distribution made by the target company, then the reduction constitutes a reduction in the consideration offered for purposes of Rule 14e-1(b) under the Exchange Act.

Rule 14d-10(a)(2) under the Exchange Act provides that no person shall make a tender offer unless the consideration paid to any securityholder pursuant to the tender offer is the highest consideration paid to any other securityholder during such tender offer.

The Offerors have received no-action relief from Rules 14e-1(b) and 14d-10(a)(2) under the Exchange Act in order to ensure that, if Endesa pays a dividend or other distribution prior to the date of acceptance for payment of Endesa securities tendered under the U.S. Offer, the cash consideration in the U.S. Offer can be reduced by a corresponding amount so that shareholders tendering into the U.S. Offer will receive the same total economic value as shareholders tendering into the Spanish Offer. Furthermore, the Offerors have received no-action relief from the SEC from Rule 14d-10(a)(2) and from Rule 14e-1(b) under the Exchange Act so that the Offerors can reduce the offer price being paid in the U.S. Offer by the amount of any gross dividend or other distribution paid by Endesa, if such dividend or other distribution is paid after the expiration of the U.S. Offer but prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer, without extending the acceptance period of, or withdrawal rights under, the U.S. Offer.

If the Offerors reduce the consideration as described above, the Offerors will disseminate an announcement of the reduction through a press release and by placing an advertisement in a newspaper of national circulation in the United States. The Offerors will also file the announcement with the SEC via the EDGAR filing system on the date that the announcement is made.

SEC Relief Relating to U.S. Offer Conditioned on Completion of Spanish Offer — Rule 14d-7

As described above and as described in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met, and subject to relief granted to the Offerors by the SEC, the Offerors will determine whether to reduce or waive the minimum tender condition after the expiration of the U.S. Offer. Also, as described above and as described in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase, the U.S. Offer is conditioned on the completion of the Spanish Offer.

As described above, the SEC has taken the position that, in order to terminate withdrawal rights in an offer, all conditions must be waived or satisfied and the bidder must declare such offer wholly unconditional. Accordingly, absent the relief requested under Rule 14d-7 under the Exchange Act, the Offerors would not be permitted to allow the U.S. Offer to expire on the same date as the Spanish Offer, because the required condition that the Spanish Offer be completed would remain open past the expiration date of the U.S. Offer.

The Offerors have received relief from the SEC from Rule 14d-7 under the Exchange Act to permit the U.S. Offer to expire, and to permit the Offerors to retain ordinary shares tendered pursuant to the U.S. Offer following expiration of the U.S. Offer without extending withdrawal rights under the U.S. Offer, pending satisfaction of the condition to the U.S. Offer that the Spanish Offer has been completed.

SEC Relief Relating to Reduction or Waiver of the Minimum Tender Condition — Rule 14d-4(d)(2) and Rule 14d-7

As noted above and as described in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met. Pursuant to Spanish law, the Offerors are required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to the Offerors of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer.

Under the SEC’s interpretation of Rule 14d-4(d)(2) under the Exchange Act, following a material change to a tender offer, such tender offer must remain open for five U.S. business days from the date that the material changes to the tender offer materials are disseminated to securityholders (and, as a result, securityholders would continue to have withdrawal rights during that five business day period under Rule 14d-7). The SEC has also taken the position that the waiver of a minimum tender condition to an offer constitutes a “material change” to a tender offer.

Accordingly, absent the relief requested under Rule 14d-4(d)(2), the Offerors would not be permitted to waive or reduce the minimum tender condition in accordance with Spanish law after expiration of the U.S. Offer, because it would not be able to “reopen” the acceptance period of the U.S. Offer in order to comply with the five business day extension requirement under Rule 14d-4(d)(2) under the Exchange Act.

The SEC has taken the position that, in order to terminate withdrawal rights in an offer, all conditions must be waived or satisfied and the bidder must declare such offer wholly unconditional. The SEC bases its position on Rule 14d-7 under the Exchange Act, which provides that any person who has deposited securities pursuant to a tender offer has the right to withdraw any such securities during the period such offer, request or invitation remains open. The SEC has also taken the position that an offer that remains subject to a post-expiration condition might be deemed to “remain open” and therefore, securityholders would be entitled to withdrawal rights until the condition is satisfied.

Accordingly, absent the relief requested under Rule 14d-7, the Offerors would not be permitted to allow the U.S. Offer to expire and waive or reduce the minimum tender condition in accordance with Spanish law after expiration of the U.S. Offer, because the minimum tender condition would remain open past the expiration date of the U.S. Offer.

The Offerors have received relief from the SEC from Rules 14d-4(d)(2) and 14d-7 under the Exchange Act to permit the Offerors, following the expiration of the acceptance period of the U.S. Offer, to reduce or waive the minimum tender condition in accordance with Spanish law and practice in the event that the minimum tender condition has not been satisfied, without extending the acceptance period of, or extending withdrawal rights under, the U.S. Offer.

The Offerors will only waive the minimum tender condition if they have complied with the following requirements. At least five U.S. business days prior to the scheduled expiration date of the U.S. Offer, the Offerors will announce that they may reduce or waive the minimum tender condition following the expiration of the acceptance period of the U.S. Offer in accordance with Spanish law and practice. The Offerors will disseminate this announcement through a press release and by placing an advertisement in a newspaper of national circulation in the United States, which press release and advertisement will state the exact percentage to which the minimum tender condition may be reduced or waived and state that a reduction or waiver is possible and advise shareholders to withdraw their tenders immediately if their willingness to tender into the U.S. Offer would be affected by a reduction or waiver of the minimum tender condition. The Offerors will file this announcement with the SEC via the EDGAR filing system on the date that the announcement is made following the expiration of the acceptance period. The Offerors will declare their actual intentions once they are required to do so under Spanish tender offer regulations. During the five business day period after the Offerors make the announcement described in this paragraph, the U.S. Offer will be open for acceptances and holders of ordinary shares and ADSs who have tendered their securities in the U.S. Offer will be entitled to withdraw their Endesa securities.

CNMV Relief

The U.S. Offer is not subject to and is not being conducted in accordance with Spanish tender offer regulations. Although there is no formal process under Spanish law and practice to obtain exemptive relief from the requirements of the Spanish tender offer regulations, the Offerors have structured their Offers in accordance with the dual offer structure described in this Offer to Purchase pursuant to and in compliance with all the instructions of the CNMV with respect to the dual offer structure.

3.	Consideration.

On April 11, 2007, the Offerors announced their intent to make an offer to acquire all the ordinary shares and ADSs for €41.30 in cash (without interest) less the amount equivalent to any gross dividend or other distribution distributed per ordinary share between April 11, 2007 and the date of acceptance for payment under the Offers. On July 2, 2007, Endesa distributed a dividend of €1.14 per ordinary share. Consequently, the offer price under this Offer to Purchase is €40.16 in cash per ordinary shares and €40.16 in cash per ADS, in each case, without interest and reduced by an amount equivalent to any gross dividend or other distribution distributed per ordinary share paid by Endesa prior to the acceptance for payment of Endesa Securities tendered under the U.S. Offer.

The cash consideration received under the U.S. Offer will, to the extent practicable, be converted by the U.S. Tender Agent from euros into U.S. dollars on the day that it is received by the U.S. Tender Agent at the then prevailing spot market rate applicable to similar transactions and distributed, net of any expenses incurred by the U.S. Tender Agent in converting the cash consideration into U.S. dollars, to tendering holders of Endesa securities. Thus, at the time holders of ordinary shares and ADSs tender, such holders will not be able to determine the exact U.S. dollar amount of the cash consideration they will receive in the U.S. Offer.

The actual amount of U.S. dollars received will depend upon the exchange rate prevailing on the day on which funds are converted by the U.S. Tender Agent into U.S. dollars and any expenses incurred by the U.S. Tender Agent in converting the consideration into U.S. dollars. Holders of ordinary shares and ADSs should be aware that the U.S. dollar/euro exchange rate that is prevailing on the date on which their ordinary shares or ADSs are tendered may be different from the U.S. dollar/euro exchange rate on the date they receive payment. In all cases, fluctuations in the U.S. dollar/euro exchange rate are at the risk of accepting holders of ordinary shares and ADSs, who are treated as having elected to receive their consideration in U.S. dollars. None of the Offerors or their respective advisors or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in euros.

In the event that Endesa pays any dividend or other distribution prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer, the consideration offered per ordinary share and per ADS shall be reduced by an amount equivalent to the gross dividend or other distribution distributed per ordinary share. If the amount of any such dividend or other distribution consists of a number with more than two decimal points, the amount of the reduction of the consideration offered per ordinary share and per ADS will be rounded to the nearest €0.01 (and €0.005 will be rounded up to the next higher €0.01). In the event that Endesa pays a dividend or other distribution after acceptance for payment of Endesa securities tendered under the U.S. Offer, the Offerors will be entitled to receive that dividend on tendered Endesa securities.

4.	Extension, Variation or Change in the U.S. Offer.

General

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offerors will accept for payment and pay for all ordinary shares and ADSs validly tendered and not withdrawn in accordance with the procedures set forth in Section 6 (“Acceptance for Payment and Payment”) of this Offer to Purchase on or prior to 6:00 p.m., New York City time, on October 1, 2007, unless the U.S. Offer is extended, or it lapses or is withdrawn.

The Offerors may, in their sole discretion but subject to applicable law, extend the expiration date of the acceptance period of the U.S. Offer or amend or terminate the U.S. Offer. Because the U.S. Offer is conditioned upon the completion of the Spanish Offer, the Offerors intend to extend the expiration date of the acceptance period of the U.S. Offer if the expiration date of the acceptance period of the Spanish Offer is extended. The Offerors do not currently plan to offer a subsequent offering period.

Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed promptly by public announcement thereof, and such announcement in the case of an extension will be made no later than the earlier of (i) 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled expiration date and (ii) the first opening of the NYSE on the next trading day after the previously scheduled expiration date. Without limiting the manner in which the Offerors may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of ordinary shares and ADSs in a manner reasonably designed to inform such holders of the change), the Offerors currently intend to make announcements regarding the U.S. Offer by issuing a press release. The Offerors will file the announcements with the SEC via the EDGAR filing system on the dates that the respective announcements are made.

If the Offerors make a material change in the terms of the U.S. Offer, the Offerors will extend the U.S. Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in the consideration offered or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, the U.S. Offer must remain open for ten U.S. business days from the date that notice of the change is first published or sent or given to securityholders. For a description of the reduction of the consideration under the U.S. Offer by an amount equivalent to any gross dividend paid by Endesa per ordinary share (including ordinary shares represented by ADSs) prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer, see Section 2 (“Relief Requested and Received from U.S. and Spanish Tender Offer Rules”) of this Offer to Purchase and Section 3 (“Consideration”) of this Offer to Purchase.

5.	Conditions to the U.S. Offer.

Notwithstanding any other provision of the U.S. Offer and subject to applicable law, the Offerors will have the right to withdraw the U.S. Offer and not accept, purchase or pay for, and shall have the right to extend the period of time during which the U.S. Offer is open and postpone acceptance and payment for any ordinary shares and ADSs deposited pursuant to the U.S. Offer, unless all of the following conditions are waived or satisfied by the Offerors as described below:

•	There shall have been validly deposited pursuant to the U.S. Offer and the Spanish Offer and not withdrawn at the expiration of the U.S. Offer ordinary shares (including ordinary shares represented by ADSs), which together with the 487,116,120 ordinary shares already directly or indirectly held by the Offerors, represent more than 50% of the share capital of Endesa (529,376,059 ordinary shares) (which is referred to as the “minimum tender condition”).

Whether the minimum tender condition has been satisfied will be determined as of the expiration of the acceptance period under the Offers. The Offerors have received relief from the SEC to permit the Offerors, following the expiration of the acceptance period of the U.S. Offer, to reduce or waive the minimum tender condition in accordance with Spanish law and practice in the event that the minimum tender condition has not been satisfied, without extending the acceptance period of, or extending withdrawal rights under, the U.S. Offer. The Offerors may also waive the minimum tender condition at any time prior to the expiration of the acceptance period of the U.S. Offer.

Pursuant to Spanish law, the Offerors are required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to the Offerors of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. See Section 2 (“Relief Requested and Received from U.S. and Spanish Tender Offer Rules”) of this Offer to Purchase.

•	In accordance with article 21 of the Spanish Decree on Tender Offers, the shareholders of Endesa at the general shareholders’ meeting of Endesa shall have approved the following modifications to Endesa’s articles of association (Estatutos Sociales) and those modifications shall have been duly registered with the Commercial Registry of Madrid:

—	modification of article 32 (“Limits of voting rights”) of Endesa’s articles of association, eliminating all limitations and restrictions regarding the maximum number of votes that shareholders of Endesa may exercise, which, among other things, limit the number of votes a shareholder of Endesa may exercise to 10% of Endesa’s share capital;

—	modification of articles 37 (“Number and classes of directors”), and 38 (“Term of office”) of Endesa’s articles of association, eliminating the requirements related to the composition of the board of directors of Endesa and the types of the directors, including the requirement that the Endesa board of directors be composed of a majority of outside directors who are not representatives of shareholders; and

—	modification of article 42 (“Eligibility”) of Endesa’s articles of association, eliminating the qualifications required to be appointed director or director with delegated authority (Consejero Delegado), other than the requirement of a lack of legal prohibitions, which provide that a director cannot: (a) be over the age of 70 (or the age of 66 in case of a director with delegated authority); (b) hold the capacity of representative, director or counsel in companies, or in entities controlling companies, considered to be competitors to Endesa; (c) be a member of more than five boards of other companies, subject to certain exceptions, including an exception to permit a director or director with delegated authority to be a member of the board of companies that are consolidated with Endesa for accounting purposes; and (d) hold, directly or indirectly, an office in a company that is a customer or supplier of Endesa or is connected to such a customer or supplier, to the extent that the director would have an interest in conflict with that of Endesa because of such office.

Whether the conditions regarding the modification of the articles of association of Endesa have been satisfied will be determined as of the expiration of the acceptance period under the Offers. The Offerors, by mutual agreement, may waive any of these conditions at any time prior to the expiration of the acceptance period of the U.S. Offer. If the Offerors waive any of those conditions within five U.S. business days before the end of the acceptance period of the U.S. Offer, the Offerors will extend the U.S. Offer for five U.S. business days from the date of the waiver.

In addition, the Offerors will only waive these conditions in compliance with Spanish legal requirements. If any of these conditions have not been satisfied or previously waived, the Offerors must communicate their decision whether or not to waive these conditions before the last day of the acceptance period of the Spanish Offer. The Offerors intend to vote in favor of these modifications to Endesa’s articles of association at the general shareholders’ meeting of Endesa.

•	The completion under the Spanish Offer shall have occurred.

The Offerors may waive the condition that the Spanish Offer has been completed at any time prior to the expiration of the acceptance period of the U.S. Offer, but only if permitted to do so by the CNMV. If the

Offerors waive this condition within five U.S. business days before the end of the acceptance period of the U.S. Offer, the Offerors will extend the U.S. Offer for five U.S. business days from the date of the waiver.

Whether the condition that the Spanish Offer has been completed has been satisfied will only be determined following the expiration of the acceptance period under the Offers. The “completion” of the Spanish Offer shall have occurred upon the date on which the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges have published the favorable outcome of the Spanish Offer in their Quotation Bulletin, whereupon the Offerors will become bound to purchase the ordinary shares tendered under the Spanish Offer. The Offerors have received relief from the SEC to permit the U.S. Offer to expire, pending satisfaction of the condition to the U.S. Offer that the Spanish Offer has been completed. See Section 2 (“Relief Requested and Received from U.S. and Spanish Tender Offer Rules”) of this Offer to Purchase.

Under Spanish law, the Offerors may request that the CNMV permit the Offerors to terminate the Spanish Offer in the event of exceptional circumstances which make the Spanish Offer not possible and that are beyond the control of the Offerors. Spanish law does not, however, include particular provisions that specify what constitutes “exceptional circumstances” that would justify the CNMV approving termination of the Spanish Offer. The Spanish Offer is subject to the same conditions as the U.S. Offer, except that while the U.S. Offer is conditioned on the completion of the Spanish Offer, the Spanish Offer is not conditioned on the U.S. Offer.

The foregoing conditions are for the exclusive benefit of the Offerors. The Offerors may waive any of the foregoing conditions in whole or in part without prejudice to any other rights which the Offerors may have. The failure or delay by the Offerors to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted as described above. Any determination by the Offerors concerning any condition or event described in this section shall be final and binding (subject to a party’s ability to seek judicial review of any determination) upon all the parties.

If an extension of the U.S. Offer were required, and it were impossible for the Offerors or, if applicable, the CNMV to extend the Spanish Offer to make the expiration dates of both the U.S. Offer and the Spanish Offer coincide, then the tenders under the U.S. Offer could not be counted toward satisfaction of the minimum tender condition for the Spanish Offer, because the tenders in the U.S. Offer would be subject to withdrawal during the Spanish counting procedure.

The Offerors will only waive the minimum tender condition if they have complied with the following procedure. At least five U.S. business days prior to the scheduled expiration date of the U.S. Offer, the Offerors will announce that they may reduce or waive the minimum tender condition following the expiration of the acceptance period of the U.S. Offer in accordance with Spanish law and practice. The Offerors will disseminate this announcement through a press release and by placing an advertisement in a newspaper of national circulation in the United States, which press release and advertisement will state the exact percentage to which the minimum tender condition may be reduced or waived and state that a reduction or waiver is possible and advise shareholders to withdraw their tenders immediately if their willingness to tender into the U.S. Offer would be affected by a reduction or waiver of the minimum tender condition. The Offerors will file this announcement with the SEC via the EDGAR filing system on the date that the announcement is made. The Offerors will declare their actual intentions once they are required to do so under Spanish tender offer regulations. Pursuant to Spanish law, the Offerors are required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to the Offerors of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. No decision in relation to a reduction or waiver of the condition has been made by the Offerors at the date of this Offer to Purchase.

During the five business day period after the Offerors make the announcement described in the immediately preceding paragraph above, the U.S. Offer will be open for acceptances and holders of ordinary shares and ADSs who have tendered their securities in the U.S. Offer may withdraw their Endesa securities.

6.	Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offerors will accept for payment all ordinary shares and ADSs validly tendered and not withdrawn on or prior to 6:00 p.m., New York City time, on October 1, 2007, unless the Offerors extend the U.S. Offer or unless it lapses or is withdrawn.

Pursuant to Rule 14d-1(d)(2)(iv) of the Exchange Act, the settlement procedure for the ordinary shares and ADSs tendered in the U.S. Offer will be consistent with Spanish practice, which differs from U.S. domestic tender offer procedures in certain material respects, particularly with regard to the date of payment. The consideration will not be delivered to the U.S. Tender Agent until after receipt of the CNMV’s notification to the Offerors of the results of the Offers and after the Offerors determine whether to waive the minimum tender condition if that condition has not been met. This notification by the CNMV will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. Following the receipt of the consideration by the U.S. Tender Agent, the holders of Endesa securities who tendered their securities in the U.S. Offer will be paid promptly following the expiration of the acceptance period of the U.S. Offer, which is expected to be approximately two weeks following the expiration of the acceptance period of the U.S. Offer.

Under no circumstances will interest be paid by the Offerors on the purchase price of the ordinary shares or ADSs, regardless of any extension of the acceptance period or any delay in making such payment.

7.	Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs.

Valid Tender of Ordinary Shares

If you are a U.S. resident and a record holder of ordinary shares, this Offer to Purchase, the Share Form of Acceptance, the Notice of Guaranteed Delivery and other relevant materials have been or will be mailed or furnished to you. If you would like to receive additional copies of that documentation, you should contact the Information Agent at the address or telephone number shown on the last page of this Offer to Purchase.

If you are a U.S. resident and hold ordinary shares through a financial intermediary, to validly tender your ordinary shares pursuant to the U.S. Offer, you will need to:

•	deliver a properly completed and duly executed Share Form of Acceptance to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase before the expiration of the acceptance period of the U.S. Offer; and

•	timely instruct your custodian to tender your ordinary shares in the U.S. Offer before the expiration of the acceptance period of the U.S. Offer by delivering your ordinary shares by book-entry transfer to the U.S. Tender Agent’s account at Santander Investment, S.A., its custodian in Spain.

If you fail to properly deliver a properly completed and duly executed Share Form of Acceptance before the expiration of the acceptance period of the U.S. Offer and do not timely instruct your custodian to transfer your ordinary shares, your tender will not be valid and your ordinary shares will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

Only holders of ordinary shares who are resident in the United States are eligible to participate in the U.S. Offer. Holders of ordinary shares who are not resident in the United States wishing to participate in the U.S. Offer may, at their own option and cost, deposit their ordinary shares with the depositary for Endesa’s ADR program, Citibank, N.A., and obtain ADSs in exchange for their ordinary shares, in which case the ADSs may be tendered in the U.S. Offer.

If ordinary shares are forwarded to the U.S. Tender Agent in multiple deliveries, a properly completed and duly executed Share Form of Acceptance must accompany each delivery.

The Share Form of Acceptance authorizes the U.S. Tender Agent, among other things, to cause its custodian in Spain to forward validly tendered (and not withdrawn) ordinary shares to the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges as part of the Spanish centralizing and settlement procedures in accordance with Spanish regulation and practice following the expiration of the Offers.

Valid Tender of ADSs

If you are either a record or beneficial holder of ADSs, this Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other relevant materials have been or will be mailed or furnished to you. If you would like to receive additional copies of that documentation, you should contact the Information Agent at the address or the telephone numbers set forth on the last page of this Offer to Purchase. You can validly tender your ADSs by following the instructions below.

ADSs Held in Certificated Form

If you hold your ADSs in certificated form, you will need to do each of the following before the expiration of the acceptance period of the U.S. Offer:

•	complete and execute the ADS Letter of Transmittal in accordance with the instructions; and

•	deliver the properly completed and duly executed ADS Letter of Transmittal, together with the ADRs evidencing your ADSs and any other documents specified in the ADS Letter of Transmittal, to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase.

If you hold your ADSs in certificated form and you fail to properly deliver a completed and executed ADS Letter of Transmittal, together with your ADRs and any other documents specified in the ADS Letter of Transmittal to the U.S. Tender Agent before expiration of the acceptance period of the U.S. Offer, your tender will not be valid and your ADSs will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

ADSs Held Through a Financial Intermediary

If you hold your ADSs in book-entry form in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company or other financial intermediary, you will need to timely instruct your agent to take the following actions before the expiration of the acceptance period of the U.S. Offer:

•	make a book-entry transfer of your ADSs to the account established by the U.S. Tender Agent at The Depository Trust Company (which is referred to as “DTC”) for the purpose of receiving these transfers; and

•	either:

—	deliver a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) and any other documents required by the ADS Letter of Transmittal to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase; or

—	transmit an agent’s message via DTC’s confirmation system to the U.S. Tender Agent stating that DTC has received an express acknowledgment from a participant in DTC that the participant tendering ADSs has received and agrees to be bound by the terms and conditions of the U.S. Offer stated in this Offer to Purchase and the ADS Letter of Transmittal.

If you hold your ADSs in book-entry form and you fail to timely instruct your agent to tender your ADSs on your behalf, your tender will not be valid and your ADSs will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

The U.S. Tender Agent will establish an account at DTC with respect to the ADSs held in book-entry form for purposes of the U.S. Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer the ADSs into the U.S. Tender Agent’s account at DTC. This must be done in accordance with DTC’s procedure for book-entry transfers.

Please refer to the materials forwarded to you by your agent to determine the manner in which you can timely instruct your agent to take these actions. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the U.S. Tender Agent.

ADS Letter of Transmittal

Your signature on the ADS Letter of Transmittal in some circumstances must be guaranteed by a financial institution that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program. These institutions are commonly referred to as eligible institutions. Most banks, savings and loans associations and brokerage houses are participants in these programs and therefore eligible institutions. You do not need to have your signature guaranteed by an eligible institution if:

•	you are the registered holder of ADSs tendered and you have not completed the box entitled “Special Payment Instructions” in the ADS Letter of Transmittal; or

•	you are tendering ADSs for the account of an eligible institution.

If the ADSs are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signature on the ADRs or stock powers guaranteed as described above.

If ADSs are forwarded to the U.S. Tender Agent in multiple deliveries, a properly completed and duly executed ADS Letter of Transmittal must accompany each delivery.

The ADS Letter of Transmittal authorizes the U.S. Tender Agent, among other things, to (i) surrender tendered ADSs to the depositary for Endesa’s ADR program and instruct such depositary to deliver the underlying ordinary shares and (ii) cause its custodian in Spain to forward the validly tendered (and not withdrawn) ordinary shares represented by ADSs to the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges as part of the Spanish centralizing and settlement procedures in accordance with Spanish regulation and practice following the expiration of the Offers.

Procedures for Guaranteed Delivery

If for any reason you cannot complete the tender of your ordinary shares or ADSs in the manner set forth above on a timely basis, you may nevertheless tender your Endesa securities provided that all of the following conditions are satisfied (or waived by the Offerors):

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by the Offerors, is received by the U.S. Tender Agent prior to the expiration of the acceptance period of the U.S. Offer; and

•	within three NYSE trading days after the date of the receipt of the Notice of Guaranteed Delivery by the U.S. Tender Agent, the following must be received by the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase:

—	in the case of ADSs held in certificated form, the ADRs evidencing your ADSs, in proper form for transfer, together with a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) and any other documents required by the ADS Letter of Transmittal; or

—	in the case of ADSs held through a financial intermediary, confirmation of a book-entry transfer of your ADSs to the account of the U.S. Tender Agent at DTC, together with (i) a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) or an agent’s message and (ii) any other documents required by the ADS Letter of Transmittal; or

—	in the case of ordinary shares, confirmation of a transfer of your ordinary shares to the account of the U.S. Tender Agent at Santander Investment S.A., its custodian in Spain, together with a properly completed and duly executed Share Form of Acceptance.

The Notice of Guaranteed Delivery must be delivered to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase. The Notice of Guaranteed Delivery must in all cases include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery provided by the Offerors.

If you are in any doubt about the procedures for guaranteed delivery or tendering your ordinary shares or ADSs, please telephone the Information Agent at the telephone numbers set forth on the last page of this Offer to Purchase.

General

Effects of Tender

If you or someone acting on your behalf executes the Share Form of Acceptance with respect to the ordinary shares, or the ADS Letter of Transmittal with respect to the ADSs, you are representing and warranting to the Offerors and agreeing with the Offerors that:

•	you accept the U.S. Offer in respect to the number of ordinary shares and/or ADSs indicated, respectively, in the Share Form of Acceptance and/or the ADS Letter of Transmittal on the terms and subject to the conditions set forth in this Offer to Purchase, the Share Form of Acceptance and/or the ADS Letter of Transmittal and you will execute all other documents and take all other actions required to enable the Offerors to receive all rights to, and benefits of, these Endesa securities on these terms and conditions;

•	subject only to your right to withdraw your Endesa securities, your acceptance is irrevocable;

•	unless you withdraw your Endesa securities in accordance with the terms of the U.S. Offer, you are irrevocably appointing the U.S. Tender Agent and each designee of the Offerors as your attorney-in-fact to:

—	execute and deliver, on your behalf, all forms of transfer and/or other documents and certificates representing your Endesa securities and other documents of title; and

—	take all other actions as your attorney-in-fact considers necessary or expedient to vest in the Offerors or their nominee title to the Endesa securities that you tender or otherwise in connection with your acceptance of the U.S. Offer;

•	you or your agent hold title to the Endesa securities being tendered or, if you are tendering Endesa securities on behalf of another person, the other person holds title to the Endesa securities that you are tendering;

•	neither you nor your agent nor any person on whose behalf you are tendering Endesa securities has granted to any person any right to acquire any of the Endesa securities that you are tendering or any other right with respect to these Endesa securities;

•	unless you withdraw your Endesa securities in accordance with the terms of the U.S. Offer, you are irrevocably authorizing and requesting:

—	the U.S. Tender Agent to procure the registration of the transfer of your Endesa securities pursuant to the U.S. Offer and the delivery of these Endesa securities to the Offerors or as the Offerors may direct; and

—	the Offerors or their agents to record and act upon any instructions with respect to notices and payments relating to your Endesa securities which have been recorded in Endesa’s books and records;

•	you are entitled to tender your Endesa securities pursuant to the terms and conditions of the U.S. Offer (including, in the case of tenders of ordinary shares, that you are resident in the United States);

•	you have full power and authority to tender, sell, assign and transfer the Endesa securities tendered hereby and any and all other Endesa securities or other securities issued or issuable in respect thereof; and

•	when the Offerors acquire your Endesa securities pursuant to the U.S. Offer, the Offerors will acquire good and unencumbered title to the tendered Endesa securities, free and clear of all liens, restrictions, charges and encumbrances, together with all rights now or hereafter attaching to them, including voting rights and rights to all dividends, other distributions and payments hereafter declared, made or paid, and the same will not be subject to any adverse claim; and you will ratify each and every act which may be done or performed by the

Offerors or any of its directors or agents (including, among others, the U.S. Tender Agent) or Endesa or any of its directors or agents as permitted under the terms of the U.S. Offer.

Acceptance of the U.S. Offer and Representation by Holder

The Offerors’ acceptance for payment of the ordinary shares, including shares represented by ADSs, as described above, subject to the right to withdraw, will constitute a binding agreement between the tendering securityholder and the Offerors upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment). Under no circumstances will interest be paid by the Offerors on the purchase price of the ordinary shares, including shares represented by ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

Matters Concerning Validity, Eligibility and Acceptance

All questions as to the form and validity (including time of receipt) and acceptance for payment of any tender of the Endesa securities will be determined by the Offerors, in their reasonable discretion, which determination shall be final and binding (subject to a party’s ability to seek judicial review of any determination) on all parties. The Offerors reserve the absolute right to reject any or all tenders of Endesa securities determined by the Offerors not to be in proper form or the acceptance for payment or of payment for which may, in the opinion of the Offerors’ counsel, be unlawful. The Offerors also reserve the absolute right to waive any defect or irregularity in any tender of Endesa securities. None of the Offerors, Endesa, the U.S. Tender Agent, the Information Agent, the Spanish central securities depositary (which is referred to as “Iberclear”) or its participants or any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification.

The method of delivery of the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the sole option and risk of the tendering securityholder and the delivery will be deemed made only when actually received by the U.S. Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. The Share Form of Acceptance, the ADS Letter of Transmittal or the Notice of Guaranteed Delivery should be delivered to the U.S. Tender Agent during normal business hours and, in any case, no later than 6:00 p.m., New York City time on October 1, 2007, unless this Offer to Purchase is extended, lapses or is withdrawn. Because the U.S. Offer is conditioned upon the completion of the Spanish Offer, the Offerors intend to extend the expiration date of the acceptance period of the U.S. Offer if the expiration date of the acceptance period of the Spanish Offer is extended to allow Endesa’s shareholders to adopt the resolutions upon which the Offers are conditioned at Endesa’s shareholders’ meeting. The Offerors do not currently plan to offer a subsequent offering period.

The U.S. Offer will be valid even if one or more persons holding Endesa securities fail to receive a copy of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery or other documentation, as long as the Offerors distribute this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other documentation to the Endesa securityholders as required by SEC rules. The Offerors or the U.S. Tender Agent will not send you an acknowledgment that the U.S. Tender Agent has received any Share Form of Acceptance, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other document you have delivered to the U.S. Tender Agent. It is your responsibility that all communications or notices you deliver or send to the U.S. Tender Agent are received by the U.S. Tender Agent.

8.	Withdrawal Rights.

Except as otherwise provided in this section, tenders of ordinary shares and ADSs are irrevocable. Tenders of ordinary shares and ADSs into the U.S. Offer may be withdrawn in accordance with the procedures set forth below at any time before the expiration time of the acceptance period of the U.S. Offer. If the acceptance period of the U.S. Offer is extended, tenders of ordinary shares and ADSs into the U.S. Offer may be withdrawn prior to the expiration of the extended acceptance period.

Withdrawals of tenders of ordinary shares and ADSs may not be rescinded, and any ordinary shares and ADSs properly withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, the U.S. Offer may be accepted again in respect of the withdrawn ordinary shares and ADSs by the holder re-tendering those ordinary shares and ADSs by following one of the procedures described in Section 7 (“Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs”) of this Offer to Purchase at any time before the expiration of the acceptance period of the U.S. Offer. For purposes of the U.S. Offer, a withdrawal of ADSs is considered to be a withdrawal of the underlying ordinary shares. Withdrawals may be made in whole or in part.

For a withdrawal of ordinary shares or ADSs to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Tender Agent at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify (i) the name of the person having tendered the Endesa securities to be withdrawn, (ii) the number of Endesa securities to be withdrawn and (iii) the name of the record holder of the Endesa securities to be withdrawn, if different from that of the person who tendered such Endesa securities. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Tender Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such ADSs have been delivered for the account of an eligible institution. If Endesa securities have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 7 (“Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs”) of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Endesa securities. If ADRs evidencing the ADSs have been delivered or otherwise identified to the U.S. Tender Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the U.S. Tender Agent prior to the physical release of such ADRs.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their reasonable discretion, which determination shall be final and binding (subject to a party’s ability to seek judicial review of any determination) on all parties. No withdrawal of ordinary shares and ADSs shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Offerors, Endesa, the U.S. Tender Agent, the Information Agent, Iberclear, or its participants or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give such notification.

Holders of ordinary shares who participate in the Spanish Offer will not have the withdrawal rights provided under U.S. law. Under Spanish law in these circumstances, acceptances of the Spanish Offer by holders of ordinary shares are irrevocable and withdrawal rights are provided for only in the event that the Offerors waive a condition of the Spanish Offer which requires the passing of a resolution by Endesa’s shareholders at a shareholders’ meeting.

9.	Endesa’s Ordinary Shares and ADSs.

According to Endesa’s annual report on Form 20-F for the year ended December 31, 2006, Endesa’s share capital amounts to €1,270,502,540.40, and is represented by 1,058,752,117 issued ordinary shares of a single series, each with a nominal value of €1.20. All of the ordinary shares are fully subscribed, paid up and represented by account entries.

All of the ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges in Spain and are integrated in the Stock Markets Interconnection System. The ordinary shares are also listed on the Santiago Off Shore Stock Exchange in Chile. ADSs, each representing one ordinary share, are listed on the NYSE and are evidenced by ADRs. One ADS represents one ordinary share. The depositary for the ADSs is Citibank, N.A.

10.	Price Range of Endesa’s Ordinary Shares and ADSs.

The following table shows, for the periods indicated, the high and low prices of ordinary shares and ADSs. Share prices are as reported by the Stock Markets Interconnection System and ADS prices are as reported by the NYSE.

	Endesa
	Ordinary Shares		ADSs
	High	Low	High	Low
	(euros)		(U.S. dollars)

Monthly
July 1, 2007 through July 27, 2007	39.67	39.09	54.60	53.18
Quarterly
2007
Second Quarter	40.64	39.89	54.99	52.45
First Quarter	40.55	35.21	53.86	45.75
2006
First Quarter	28.35	21.70	33.64	26.01
Second Quarter	27.20	25.44	34.33	30.93
Third Quarter	35.00	24.02	44.40	30.23
Fourth Quarter	36.25	33.15	47.78	42.44
2005
First Quarter	18.09	16.63	23.58	21.79
Second Quarter	19.43	16.30	23.00	21.62
Third Quarter	22.42	17.75	26.91	21.71
Fourth Quarter	22.83	20.10	27.39	23.87

According to Endesa’s filings with the SEC, Endesa normally pays an interim dividend and a final dividend. The interim dividend is normally paid on the first business day of the year, following approval by Endesa’s board of directors; the final dividend is normally paid on the first business day of July, following approval by the shareholders at Endesa’s general shareholders’ meeting (which is required to be held during the first half of the year). On July 3, 2006, Endesa paid a special dividend in the amount of €2.095 per ordinary share, as approved by Endesa shareholders at the general shareholders’ meeting of Endesa on February 25, 2006. On January 2, 2007, Endesa paid an interim dividend in the amount of €0.50 per ordinary share. On July 2, 2007, Endesa paid a final dividend in the amount of €1.14 per ordinary share.

Endesa shareholders are encouraged to obtain a current market quotation for their ordinary shares and ADSs.

11.	Effect of the Offers on the Market for the Ordinary Shares and ADSs; Stock Exchange Listings; Exchange Act Registration; U.S. Margin Regulations.

The purchase of the ordinary shares and the ADSs pursuant to the U.S. Offer and Spanish Offer will reduce the number of ordinary shares and ADSs that might otherwise trade publicly and, depending upon the number of ordinary shares and ADSs purchased, could adversely affect the liquidity and market value of the remaining ordinary shares and ADSs held by the public.

The extent of the public market for the ordinary shares and ADSs would depend upon such factors as the number of shareholders and/or the aggregate market value of the ordinary shares and ADSs remaining at the time, the interest in maintaining a market in the ordinary shares and ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Offerors cannot predict whether the reduction in the number of ordinary shares and ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the marketability of the ordinary shares and ADSs or whether it would cause future market prices to be greater or less than the consideration offered under the U.S. Offer.

It is possible that the ordinary shares and/or ADSs will fail to meet the criteria for continued listing on the Spanish, Chilean and U.S. stock exchanges. If this were to happen, the ordinary shares and/or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange.

As of the date of this Offer to Purchase, the Offerors intend for the ordinary shares and ADSs to continue to be listed on the stock exchanges where they currently trade. However, the Offerors may apply for the delisting of the Endesa securities from the stock exchanges on which they are listed if Endesa fails to meet adequate dissemination, frequency or trading volume requirements for the applicable exchange. If this were to happen, the Offerors would, to the extent required by applicable Spanish law, convene a general shareholders’ meeting of Endesa as soon as possible after the completion of the Offers and in any event during the following six months for the purpose of approving, with the affirmative vote of the Offerors, the delisting of Endesa securities from the applicable stock exchanges where they are listed and would formally request the delisting of Endesa securities from the applicable stock exchanges. If Endesa’s ADSs were delisted in the United States, the Offerors would seek to deregister the ordinary shares and ADSs under the Exchange Act if the applicable requirements are met (which are described below).

If Endesa were no longer listed on Spanish stock exchanges, it would cease to be bound by Spanish corporate governance rules and recommendations as well as other rules of the Spanish securities regulatory authorities. If Endesa were no longer listed on the NYSE, it would cease to be bound by certain listing requirements, including the requirement for Endesa to maintain an audit committee composed of only independent directors.

The registration of the ordinary shares and ADSs under the Exchange Act could be terminated upon application of Endesa to the SEC if the ADSs were no longer listed on a “national securities exchange” such as the NYSE and there were fewer than 300 holders of record of the ordinary shares and ADSs resident in the United States. If the ordinary shares and ADSs were deregistered under the Exchange Act, then Endesa would cease to be required to comply with U.S. periodic reporting requirements and other rules governing publicly held companies in the United States. In addition, certain provisions of the Exchange Act, such as Rule 13e-3 with respect to “going-private” transactions, would no longer be applicable to Endesa and “affiliates” of Endesa and persons holding “restricted securities” of Endesa may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

Further, the Offerors could cause Endesa to terminate its deposit agreement with the depositary for the ADSs. If the deposit agreement is terminated, holders of ADSs will only have the right to receive the ordinary shares underlying the ADSs, upon surrender of any ADR representing the ADSs and payment of applicable fees to the ADS depositary. There is no U.S. public trading market for the ordinary shares.

If registration of ADSs and ordinary shares under the Exchange Act were terminated, Endesa’s ADSs and ordinary shares may no longer constitute “margin securities” under the regulations of the Board of Governors of the U.S. Federal Reserve System if there is no ready market for those securities, in which event the ADSs and ordinary shares could no longer be used as collateral for loans made by brokers.

In addition, if the Offerors reduce or waive the minimum tender condition in order to accept a number of tendered Endesa securities that represents 50% or less of the outstanding share capital of Endesa, the Offerors will have a minority ownership in Endesa, in which case the Offerors may not be able to implement all the measures necessary to carry out the plans laid out below under Section 15 (“Purpose of the Offers; Plans for the Company”) of this Offer to Purchase. As described in more detail in Section 2 (“Relief Requested and Received from U.S. and Spanish Tender Offer Rules”) of this Offer to Purchase, pursuant to Spanish law the Offerors are required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to the Offerors of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer.

12.	Certain Information Concerning Endesa.

This Offer to Purchase includes information concerning Endesa that is based on publicly available information (primarily filings by Endesa with the SEC and the CNMV). Publicly available information concerning Endesa may contain errors. The Offerors cannot take responsibility for the accuracy or completeness of the information contained in such public information, or for any failure by Endesa to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offerors. The Offerors have no knowledge that would indicate that any statement relating to Endesa contained in this Offer to Purchase is inaccurate or incomplete.

Endesa is a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain with limited liability. The principal executive offices of Endesa are located in Madrid at 60, Ribera del Loira, Spain. Endesa’s telephone number is +34 91 213 10 00.

Endesa was incorporated by notarial deed on November 18, 1944 under the corporate name Empresa Nacional de Electricidad, S.A., and is registered with the Commercial Registry of Madrid in Book 323, Folio 1, Sheet number 6405. It changed its corporate name to Endesa, S.A. pursuant to a shareholders’ resolution dated June 25, 1997.

Endesa is engaged in the electricity business, with a geographical focus on Spain and Portugal, the Southern European region (including Italy and France) and Latin America. Endesa is also involved in other activities related to its core energy business, such as renewable energy, and the distribution and supply of natural gas. At December 31, 2006, Endesa had a total installed capacity of 47,113 megawatts (which are referred to as “MW”), and in 2006, generated 186,411 gigawatt hours (which are referred to as “GWh”) and sold 220,299 GWh, supplying electricity to approximately 23.2 million customers in 15 countries. At December 31, 2006, Endesa had 26,758 employees, 52.7% of whom were located outside Spain and Portugal, and its total assets amounted to approximately €54 billion, 44.1% of which were located outside Spain and Portugal.

As of the date of this Offer to Purchase, Endesa’s share capital amounts to €1,270,502,540.40, and is represented by 1,058,752,117 issued shares of a single series, each with a nominal value of €1.20. All of Endesa’s ordinary shares are fully subscribed, paid up and represented by account entries.

All of the ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and are integrated in the Stock Markets Interconnection System. The ordinary shares are also listed on the Santiago Off Shore Stock Exchange in Chile. ADSs, each representing one ordinary share, are listed on the NYSE and are evidenced by ADRs.

The depositary for the ADSs is Citibank, N.A. See Section 10 (“Price Range of Endesa’s Ordinary Shares and ADSs”) of this Offer to Purchase for historical high and low closing prices for Endesa’s ordinary shares and ADSs.

Endesa is a “foreign private issuer” as defined in Rule 3b-4(c) of the Exchange Act. Endesa’s ordinary shares and ADSs are registered pursuant to Section 12(b) of the Exchange Act. Endesa is subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available to the public on the SEC’s website (www.sec.gov).

13.	Certain Information Concerning Acciona, EEE and ENEL.

ACCIONA

Overview

Acciona is a Spanish corporation, headquartered in Madrid, engaged in the development and management of infrastructure and real estate projects, provision of transport, urban and environmental services, and development and operation of renewable energy facilities.

Acciona was incorporated on October 30, 1915 under the name “Vilaseca Roericke y Maas, Sociedad Colectiva” On June 17, 1916, Acciona was transformed into a corporation (sociedad anónima) and renamed “Cubiertas y Tejados, S.A.” Its name was changed to “Acciona, S.A.” on June 19, 1998. Its tax ID number is A-08001851 and it is registered with the Madrid Commercial Register in Volume 13351, Book 0, Folio 1, Section 8, Sheet M-216384. Acciona’s principal executive offices are located at Avenida de Europa, 18, Empresarial La Moraleja, Alcobendas, 28108 Madrid, Spain, and its telephone number is +34 91 663 2850.

Acciona’s capital stock amounts to €63,550,000, and is represented by 63,550,000 common shares, nominal value €1.00 each. Acciona’s common shares are listed on the Madrid and Barcelona Stock Exchanges. Each common share of Acciona is entitled to the same rights and is not subject to any transfer restrictions pursuant to the articles of association of Acciona. Acciona’s common shares are not listed on any stock exchange in the United States or registered pursuant to Section 12(b) of the Exchange Act. Acciona is subject to the periodic reporting requirements under applicable Spanish securities laws and, in accordance therewith, is required to file periodic reports and other information with the CNMV relating to its business, financial condition and other matters. Such reports and other information are available to the public on the CNMV’s website (www.cnmv.es).

Corporate Structure

Acciona is the parent company of a Spanish group engaged in the promotion, development and management of infrastructure, services and renewable energies, aimed at social welfare and sustainable development (which is collectively referred to as the “Acciona Group”).

The infrastructure built by the Acciona Group provides services to clients on five continents. Its energy activity positions the Acciona Group as one of the principal renewable energy generation companies in the world. The Acciona Group provides business services in areas such as transport, water treatment, facility services, waste management, environmental management, and many more in thirty countries around the world.

The Acciona Group is organized into six divisions:

Acciona Infrastructure

The Infrastructure division, led by Acciona Infraestructuras, S.A., carries out the design, construction, financing and maintenance of various infrastructures in several sectors (transport, hydraulic, construction, social welfare), based on extensive experience, excellence in quality and solid technological capabilities.

Acciona Real Estate

Acciona Inmobiliaria, S.A., parent company of the Real Estate division, promotes housing in Spain, with strong growth in investments in university residences, housing, offices and hotels following its affiliation with Vincci Hoteles. The real estate business of the Acciona Group is a pioneer in the promotion of eco-efficient residential buildings.

Acciona Energy

The Acciona Energy division is engaged in the promotion, construction, operation and maintenance of renewable energy facilities, with its primary business focused on wind energy where it is the third player worldwide in net installed generation capacity in accordance with the March 2007 report of Emerging Energy Research. The Acciona Energy division also develops projects and invests heavily in research in other sources of energy such as biodiesel, solar, biomass and minihydraulic.

Acciona Logistics and Transport Services

The Logistics and Transport Services division is an integral provider of passenger transport services and the transport of goods by ground, sea and air: Acciona Trasmediterránea, S.A. offers maritime transport of travelers and cargo; Acciona Airport Services, S.A. offers airport management services and handling (ground assistance to aircraft) in Spain and Germany; and other members of the Acciona Group are engaged in highway transport, rail, logistics and distribution activities.

Acciona Urban and Environmental Services

The Urban and Environmental Services division is engaged in services related to urban areas and environmental protection, through activities such as: supply and treatment of water, solid waste management, street cleaning, construction, financing and maintenance of parking lots and hospital centers, funeral services and the provision of comprehensive services and facility management for all types of clients.

Acciona Water

PRIDESA-Proyectos y Servicios, S.A., the parent company of the Water division, is engaged in the treatment of water in general and in the desalination by reverse osmosis in particular, committed to innovation and the application of the most advanced technologies, as well as to quality in the performance of its various activities: design, construction, startup, commissioning and maintenance of facilities.

In addition to the above-mentioned six business divisions, the Acciona Group is engaged in other activities such as management of mutual funds and other collective investment schemes, management of pension funds through Bestinver Gestión, S.A. SGIIC and Bestinver Pensiones EGFP, S.A., financial advisory services through Bestinver SV, S.A., wine production with Hijos de Antonio Barceló, S.A., and media production, museums exhibitions and shows through GPD, General de Producciones y Diseño, S.A.

Major Shareholders

Acciona is controlled by Grupo Entrecanales, S.A., which holds a 59.60% stake in its capital stock. All direct and indirect shareholders of the Grupo Entrecanales, S.A. are part of a family group. No single member of this family group, individually or together with other members of this family group with whom it may act in concert, controls directly or indirectly Grupo Entrecanales, S.A.

EEE

EEE is an Italian limited liability company, incorporated on March 23, 2006, with the primary purpose of acquiring, holding and managing investments. EEE is a wholly owned subsidiary of ENEL.

EEE’s principal executive offices and telephone number are the same as those of ENEL.

ENEL

Overview

ENEL is an Italian corporation, headquartered in Rome, Italy, that is active in the energy business, primarily the supply of electricity and natural gas. ENEL was established in December 1962 as a state-owned entity through the nationalization of approximately 1,250 private power companies in Italy. In 1992, ENEL ceased to operate as a public entity and was transformed into a corporation. ENEL’s capital stock is now widely held with approximately 2.2 million shareholders as of December 31, 2006. JPMorgan Chase Bank, N.A. is the depositary agent for the purposes of issuing the American depositary receipts evidencing the American depositary shares of ENEL. ENEL’s principal executive offices are located at Viale Regina Margherita 137, 00198 Rome, Italy, and its telephone number is +39 06830 52783.

ENEL’s capital stock amounts to €6,182,720,234, and is represented by 6,182,720,234 common shares, nominal value €1.00 each. ENEL’s common shares are listed on the Milan Stock Exchange. In addition, ENEL American depositary shares are listed on the NYSE under the symbol “EN” and are evidenced by American Depositary Receipts. Each American Depositary Share represents five common shares of ENEL. ENEL is a “foreign private issuer” as defined in Rule 3b-4(c) of the Exchange Act. ENEL’s common shares and American Depositary Shares are registered pursuant to Section 12(b) of the Exchange Act. ENEL is subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available to the public on the SEC’s website (www.sec.gov).

ENEL is one of the leading integrated power and gas utilities in Europe. ENEL is the largest power company in Italy and the third largest in Europe after Electricité de France S.A. of France and E.ON AG of Germany (which is referred to as “E.ON”) based on number of clients.

Corporate Structure

ENEL, as the parent company, defines the strategic objectives for ENEL and its subsidiaries (which are collectively referred to as the “ENEL Group”) and coordinates the activities of all the members of the ENEL Group.

In recent years, the ENEL Group has streamlined its operations to focus on its core power and natural gas activities and has divested certain non-strategic assets. As a result, from January 1, 2006, the ENEL Group’s core energy business was organized into four separate divisions: (i) Domestic Generation and Energy Management, (ii) Domestic Infrastructure and Networks, (iii) Domestic Sales, and (iv) International Division. Moreover, all non-core activities provided by companies of the ENEL Group have been grouped in the Services and Other Activities area.

Domestic Generation and Energy Management

The Domestic Generation and Energy Management division is primarily engaged in power generation activities. As a result of the progressive liberalization of the Italian electricity market and the required sale of a portion of its generation capacity, the ENEL Group estimates that its share of the power generation market in Italy has declined to approximately 34% in 2006. In 2006, the ENEL Group generated approximately 104 terawatts hour (which are referred to as “TWh”) of electricity in Italy.

Domestic Infrastructure and Networks

The Domestic Infrastructure and Networks division is primarily engaged in the distribution of electricity and natural gas, the management of its distribution network and metering. The ENEL Group currently transports approximately 80% of the electricity transported in Italy on its distribution network. In 2006, the ENEL Group distributed 255 TWh through its electricity distribution network to 30 million electricity customers. The ENEL Group also distributed 3.66 billion cubic meters of natural gas through its natural gas pipeline network to over 2.0 million natural gas customers and 1,234 municipalities.

Domestic Sales

The Domestic Sales division is primarily engaged in the sale of electricity and natural gas to end users and the development of associated new products and services. As a result of the liberalization process, the Italian free market has become very competitive. In 2006, the ENEL Group had a market share of 15% in direct sales of electricity to end users in Italy in the free market.

International

Consistent with the objective of the ENEL Group to become one of the largest electricity companies in Europe and expand its operations outside Italy, the International division is focusing its efforts in European markets in which it is already present (such as Spain, Slovakia, Romania, Bulgaria, France, Russia and the Americas) as well as considering opportunities that may arise in other markets (such as other Central and Eastern European markets). The International division identifies and evaluates investment opportunities outside Italy, and manages and integrates in the ENEL Group acquisitions outside Italy of businesses in the power and natural gas markets.

The diagram below contains the most significant subsidiaries of the ENEL Group.

Major Shareholders

The Ministry of Economy and Finance of the Republic of Italy currently owns 21.12% of ENEL, and Cassa Depositi e Prestiti S.p.A., a company 70% owned by the Ministry of Economy and Finance of the Republic of Italy and 30% owned by a consortium of Italian banking foundations, owns 10.15% of ENEL.

ENEL does not believe that the Ministry of Economy and Finance of the Republic of Italy exercises powers of direction and control over ENEL and its operations, as it has consistently limited its influence over ENEL’s operations to participating in the nomination and election of ENEL’s directors. The Ministry of Economy and Finance of the Republic of Italy indicated that the power to appoint the majority of ENEL’s directors does not grant to it the powers to define direction and coordination over ENEL’s business operations.

The 1994 privatization law (Law No. 474 of July 30, 1994), as amended by article 4, paragraph 227, of Law 350 of December 24, 2003, imposes certain shareholding limitations to ENEL’s shareholders and grants the Ministry of Economy and Finance of the Republic of Italy certain special powers, regardless of the level of its shareholding in ENEL.

Limitations on shareholdings

According to Italian 1994 privatization law, ENEL’s by-laws provide that no shareholder other than the Italian government, public statutory bodies and their respective subsidiaries may own common shares representing more than 3% of ENEL’s share capital. This limit does not apply in the event that it is exceeded as a result of a mandatory tender offer or a voluntary tender offer, as provided under Italian law. The Italian 1994 privatization law and ENEL’s by-laws restrict the ability of any person to exercise any voting rights attributable to common shares held or controlled by that person representing more than 3% of ENEL’s share capital. In the event that common shares held or controlled in excess of the 3% threshold are voted, any shareholders’ resolution adopted pursuant to this vote may be challenged if the majority required to approve this resolution would not have been reached without the vote of common shares held exceeding this threshold. Common shares not entitled to be voted, for the above-mentioned reason, are nevertheless counted for purposes of determining the quorum at a shareholders’ meeting.

Special powers of the Ministry of Economy and Finance of the Republic of Italy

The Italian 1994 privatization law and ENEL’s by-laws confer upon the Italian government, acting through the Ministry of Economy and Finance of the Republic of Italy, certain special powers with respect to ENEL’s business and actions by ENEL’s shareholders. These powers may apply regardless of the shareholding in ENEL of the Ministry of Economy and Finance of the Republic of Italy. In September 2004, the government substantially confirmed the scope and duration of the special powers of the Ministry of Economy and Finance of the Republic of Italy, taking into account, among other factors, the liberalization level achieved by that time in the European energy sector. The Ministry of Economy and Finance of the Republic of Italy exercises these special powers after consultation with, and with the agreement of, the Ministry of Productive Activities of the Republic of Italy. The Italian budget law for 2004 (Law No. 350 of December 24, 2003) amended the regulations concerning the “special powers” held by the government. ENEL’s by-laws now reflect the following special powers of the Ministry of Economy and Finance of the Republic of Italy:

•	Opposition to material acquisitions of shares of ENEL

The Ministry of Economy and Finance of the Republic of Italy has the authority to oppose any acquisition, including through tender offers, by persons or entities subject to the limitation on shareholdings (as provided by ENEL’s by-laws) of an interest in ENEL equal to or in excess of 3% of the share capital (including common shares held in the form of ADSs) with voting rights at ordinary shareholders’ meetings, in the event the Ministry of Economy and Finance of the Republic of Italy considers the transaction to be detrimental to vital national interests. The Ministry of Economy and Finance of the Republic of Italy must express any opposition to an acquisition by such a person or entity within ten days of receiving notice from the board of directors that a request to register such an interest in the shareholders’ register has been made. During this ten-day period, all non-economic rights, including the right to vote, pertaining to the shares that represent the significant holding are suspended. Should the Ministry of Economy and Finance of the Republic of Italy oppose a purchase for due cause in an order setting out the concrete detriment the transaction would cause to vital national interests, the purchaser may not exercise the right to vote nor any other non-economic right pertaining to the shares that represent the significant holding, and must dispose of such shares within one year. In case of failure to comply, upon request by the Ministry of Economy and Finance of the Republic of Italy, a court will order the sale of the subject shares. The purchaser has 60 days to challenge an order opposing its purchase before the Administrative Tribunal of Lazio.

•	Opposition to material shareholders’ agreements

The Ministry of Economy and Finance of the Republic of Italy has the authority to oppose certain types of shareholders’ agreements entered into by holders of at least one-twentieth of the voting share capital at ordinary shareholders’ meetings, if it believes such an agreement would be detrimental to vital national interests. The Ministry of Economy and Finance of the Republic of Italy must oppose the agreement within 10 days of receiving notice of such shareholders’ agreements. During this ten-day period, all non-economic rights pertaining to the shares held by the parties to the agreement, including the right to vote, are suspended. Should the Ministry of Economy and Finance of the Republic of Italy oppose an agreement, for due cause in an order setting out the concrete detriment the agreement would cause to vital national interests, the agreement is not effective, and if it appears from their conduct at a shareholders’ meeting that the parties to the agreement are continuing to observe the arrangement contemplated by the agreement, any resolution adopted with the decisive vote of these shareholders may be challenged in court. Any party to an agreement that the Ministry of Economy and Finance of the Republic of Italy opposes has 60 days to challenge the order of the Ministry of Economy and Finance of the Republic of Italy before the Administrative Tribunal of Lazio.

•	Members of ENEL’s Board of Directors

The Ministry of Economy and Finance of the Republic of Italy has the power to appoint one non-voting member of ENEL’s board of directors in addition to the voting members elected by the shareholders.

•	Veto power over material changes

The Ministry of Economy and Finance of the Republic of Italy, for due cause when it believes concrete detriment to vital national interests would result, may veto any resolution to dissolve, merge or demerge ENEL, to transfer a significant part of its business or its registered headquarters outside of Italy, to change its corporate purpose or to eliminate or modify any of the special powers of the Ministry of Economy and Finance of the Republic of Italy. Any such veto may be challenged within 60 days by any dissenting shareholder before the Administrative Tribunal of Lazio.

14.	Background of the Offers; Contacts with Endesa.

Background

As of the date of this Offer to Purchase, Acciona directly owns 10,964,099 ordinary shares, representing 1.036% of the share capital of Endesa. Additionally, through its wholly owned subsidiary Finanzas, Acciona owns an additional 211,750,424 ordinary shares, representing 20% of the share capital of Endesa. The price per share data for the Acciona and Finanzas transactions are included in Schedule 2. These acquisitions were financed by two facilities: (i) a syndicated loan granted to Acciona on December 21, 2006 by Banco Santander Central Hispano, S.A., The Royal Bank of Scotland, Plc, Banco Bilbao Vizcaya, S.A., Banca Imi S.p.A., BNP Paribas, branch in Spain, Calyon S.A., branch in Spain and Natixis Banques Populaires, branch in Spain for an aggregate principal amount of €2.513 billion, of which €1.430 billion has been drawn, and (ii) another syndicated loan granted to Finanzas by the same syndicate of banks for an aggregate principal amount of €5.678 billion, of which €5.575 billion has been drawn.

As of the date of this Offer to Purchase, EEE directly owns 264,401,597 ordinary shares, representing approximately 24.97% of the share capital of Endesa. On February 27, 2007, EEE purchased 105,800,000 ordinary shares, which represented approximately 9.993% of the share capital of Endesa, at €39.00 each in an off-market transaction with certain institutional investors. This acquisition was funded with working capital of ENEL from ENEL’s own cash-flows and existing working capital credit lines. On March 1, 2007, March 2, 2007 and March 12, 2007, EEE entered into an aggregate of four total return equity swap transactions with UBS Limited and

Mediobanca — Banca di Credito Finanziario S.p.A. (which is referred to as “Mediobanca”), for a total of 158,601,597 ordinary shares, representing 14.98% of the share capital of Endesa. On June 6, 2007, EEE settled these total return equity swap transactions by physical delivery, and acquired an additional 158,601,597 ordinary shares at €39.00 each. The settlement of these total return equity swap transactions was funded with a credit line with Mediobanca.

Contacts with Endesa

Except for the confidentiality agreements between Endesa and each of Acciona and ENEL dated June 15, 2007, neither Acciona nor EEE have reached any agreement with Endesa, the members of the board of directors of Endesa or the executive officers of Endesa in connection with the Offers.

Contacts between Acciona and Endesa prior to the announcement of the Offers

Representatives of Acciona and Endesa met to jointly analyze Acciona’s position as a leading shareholder of Endesa as follows:

•	On September 26, 2006, José Manuel Entrecanales Domecq, Chairman of Acciona, and Valentín Montoya Moya, Group Chief Financial Officer of Acciona, met with Rafael Miranda Robredo, Chief Executive Officer of Endesa, and José Luis Palomo Álvarez, Chief Financial Officer of Endesa.

•	On October 3, 2006 and November 3, 2006, José Manuel Entrecanales Domecq, Chairman of Acciona, and Manuel Pizarro Moreno, Chairman of Endesa, met in Madrid.

•	On April 11, 2007, José Manuel Entrecanales Domecq, Chairman of Acciona, had a telephone conversation with Manuel Pizarro Moreno, Chairman of Endesa, followed by a meeting on April 13, 2007 to discuss the filing of the Spanish Offer with the CNMV.

In addition, executive officers of Acciona and Endesa met to discuss the Endesa’s operations on October 25, 2006 and on November 3, 2006.

Contacts between ENEL and Endesa prior to the announcement of the Offers

On November 24, 2005, Fulvio Conti, Chief Executive Officer of ENEL, met in Madrid with Rafael Miranda Robredo, Chairman of Endesa, to discuss the announced tender offer bid over Endesa by Gas Natural SDG, S.A.

On April 10, 2007, Fulvio Conti, Chief Executive Officer of ENEL, informed Rafael Miranda Robredo, Chairman of Endesa, of the coming filing of the Spanish Offer with the CNMV during a meeting in Rome.

Contacts between the Offerors and Endesa subsequent to the announcement of the Offers

On April 13, 2007, José Manuel Entrecanales Domecq, Chairman of Acciona, had a meeting with Manuel Pizarro Moreno, Chairman of Endesa, to follow-up on the telephone conversation of April 11, 2007 to discuss the filing of the Spanish Offer with the CNMV.

Executive officers of Acciona and ENEL, on the one hand, and executive officers of Endesa, on the other, have had several follow-up meetings after the initial filing of the Spanish Offer with the CNMV on April 11, 2007. These meetings generally lasted between 60 and 90 minutes and were held to discuss procedures, calendar and developments in respect of the Offers, and the operations of Endesa. During a meeting on June 15, 2007, Endesa entered into confidentiality agreements with each of Acciona and ENEL in order provide to each of Acciona and ENEL access to certain confidential information in order to facilitate the Offers. Each of Acciona and ENEL has received certain confidential information from Endesa pursuant to these confidentiality agreements on June 22, 2007, July 5, 2007 and July 9, 2007 about the operations of Endesa.

In addition, legal counsel and other representatives of Acciona and ENEL have met on several occasions with, and have had regular telephone conversations with, legal counsel and other representatives of Endesa in order to discuss the Offers and to follow-up on topics discussed by the executive officers of Acciona, ENEL and Endesa.

There are no agreements or undertakings between the Offerors and the current members of the board of directors of Endesa in respect of their continuation as members of the board of directors of Endesa. The Offerors, however, acknowledge the services rendered by the current members of the board of directors of Endesa to guarantee the interest of the shareholders and other stakeholders of Endesa.

Contacts with Significant Shareholders of Endesa and E.ON

On March 16, 2007, representatives of Acciona and ENEL met in order to discuss and analyze the respective strategic objectives of Acciona and ENEL and the future activities and management of Endesa. During the following days, Acciona and ENEL negotiated the terms of an agreement relating to their respective shareholdings in Endesa. On March 26, 2007, Acciona, Finanzas, EEE and ENEL entered into the ENEL-Acciona Agreement, which was subsequently amended on April 2, 2007. The terms of the ENEL-Acciona Agreement are discussed in Section 15 (“Purpose of the Offers; Plans for the Company”) of this Offer to Purchase.

José Manuel Entrecanales Domecq, Chairman of Acciona, held meetings in Madrid with Miguel Blesa, Chairman of Caja Madrid, on September 26, 2006, October 4, 2006, October 30, 2006 and October 31, 2006, and Valentín Montoya Moya, Group Chief Financial Officer of Acciona, met with Carlos Vela, Managing Director of Caja Madrid, on November 6, 2006, in each case, to discuss and analyze the respective strategic objectives of Acciona and Caja Madrid and the future activities and management of Endesa. Fulvio Conti, Chief Executive Officer of ENEL, met with Miguel Blesa, Chairman of Caja Madrid, on April 9, 2007 and on June 3, 2007.

Executive officers of Acciona and Sociedad Estatal de Participaciones Industriales met on October 2, 2006 to discuss and analyze the respective strategic objectives of Acciona and Sociedad Estatal de Participaciones Industriales and the future activities and management of Endesa.

On October 10, 2006, José Manuel Entrecanales Domecq, Chairman of Acciona, met in Madrid with Wulf H. Bernotat, Chairman of E.ON, to discuss and analyze the tender offer bid by E.ON over Endesa, and terms upon which Acciona would be prepared to accept such tender offer. Executive officers and advisors of each of Acciona and E.ON met on several occasions in late December 2006 and until March 21, 2007. Fulvio Conti, Chief Executive Officer of ENEL, met with Wulf H. Bernotat, Chairman of E.ON, in Geneva on March 24, 2007. Acciona and ENEL met during the last week of March with E.ON to discuss the tender offer bid by E.ON for Endesa, the Offers and the legal disputes between them. On April 2, 2007, Acciona, Finanzas, EEE and ENEL entered into an agreement with E.ON to resolve their commercial and legal disputes and to provide for a planned sale of assets of Endesa and the ENEL Group to E.ON (which is referred to as the “E.ON Agreement”). The main terms of the E.ON Agreement are discussed in Section 15 (“Purpose of the Offers; Plans for the Company”) of this Offer to Purchase.

15.	Purpose of the Offers; Plans for the Company.

General

The purpose of the Offerors’ joint Offers is to obtain joint control of Endesa and, to that end, the Offerors intend the acquire the maximum possible number of ordinary shares and ADSs.

The business purpose for the acquisition of Endesa by the Offerors is to develop a joint long term industrial relationship that will lead to a strengthening of the financial results of Endesa, Acciona and ENEL by combining Acciona’s experience in the Spanish market and in the renewable energy sector with ENEL’s management capacity in the power industry and Endesa’s experience. The Offerors believe that their acquisition of Endesa securities represents a long term and stable investment aimed at controlling Endesa.

Subject to amendments required by applicable regulation and market conditions, the Offerors intend to continue the execution of Endesa’s €12.3 billion strategic plan and investment plan for the 2007-2009 period with certain adjustments associated with the integration of Endesa’s and Acciona’s renewable energy assets contemplated by the ENEL-Acciona Agreement described in Section 15 (“Purpose of the Offers; Plans for the Company — The ENEL-Acciona Agreement”) of this Offer to Purchase, and the asset sales to E.ON pursuant to the E.ON Agreement described in Section 15 (“Purpose of the Offers; Plans for the Company — Future Activity of Endesa — Plans with regard to Endesa’s assets”) of this Offer to Purchase. The Offerors do not currently intend to modify

Endesa’s investment plan with respect to regulated activities of natural gas and electricity transmission and distribution in the Spanish market, including, (i) the regassification plants under construction in Reganosa (Mugardos, La Coruña), Sagunto (Valencia) and Gascan (Canary Islands); (ii) the international gas pipeline of Medgaz (in which Endesa has a 12% interest) connecting Algeria with the Iberian Peninsula through Almería; (iii) the power transmission facilities of Endesa; (iv) the Spanish power generation, transmission and distribution facilities outside the Iberian Peninsula (Balearic Islands, Canary Islands, Ceuta and Melilla); (v) nuclear power plants; and (vi) Spanish domestic coal-fueled power plants in As Pontes, Compostilla and Teruel.

The Offerors intend that the seat of management and the actual decision making center of Endesa will remain in Spain. With the exception of the integration of Endesa’s and Acciona’s renewable energy assets and the asset division provision contemplated by the ENEL-Acciona Agreement described in Section 15 (“Purpose of the Offers; Plans for the Company — The ENEL-Acciona Agreement”) of this Offer to Purchase, the asset sales of E.ON pursuant to the E.ON Agreement described in Section 15 (“Purpose of the Offers; Plans for the Company — Future Activity of Endesa — Plans with regard to Endesa’s assets”) of this Offer to Purchase, and the regulatory and antitrust restrictions described in Section 18 (“Legal Matters; Required Antitrust and Other Regulatory Approvals”) of this Offer to Purchase, the Offerors do not expect Endesa or any member of the Endesa group of companies to merge, demerge, consolidate, dissolve, sell assets, spin off businesses, or undertake any other business combination transaction with or to the Offerors or any of their companies.

With the exception of renewable energy assets, the Offerors intend to carry out their respective activities in the energy sector in the Iberian market through the Endesa group of companies. Likewise, with the exception of renewable energy assets, and the activities currently carried out with their respective existing assets, the Offerors intend to carry out their respective activities in the energy sector in the Latin American markets through the Endesa group of companies.

The Offerors believe that a greater and more balanced asset base will create economies of scale and cost saving opportunities as well as the possibility to share best practices in areas such as: (a) availability and fuel risk management, (b) power plant construction, operation and maintenance, (c) customer management and new product development, (d) network infrastructure management and network availability and quality, (e) IT optimization and (f) joint purchase platforms and common support services. Notwithstanding the above, the purpose of the Offerors’ joint Offers to acquire Endesa is not to achieve synergies or cost savings, because the Offerors believe that the acquisition of Endesa would continue to be profitable even without the realization of such synergies and cost savings. At this time, in the absence of more detailed information on Endesa, the Offerors cannot quantify the synergies and cost savings resulting from the acquisition of Endesa.

Future Activity of Endesa

Following the Offers, the Offerors generally plan to maintain Endesa’s current business policy and to continue developing Endesa’s main business areas in the ordinary course.

Plans with regard to Endesa’s assets

Under the E.ON Agreement, Acciona and ENEL have agreed to submit to the consideration of Endesa’s corporate bodies, and specifically to its shareholders at a shareholder meeting, and support in those bodies, the sale of the following assets of Endesa to E.ON:

•	shares of Endesa Europa, S.L.U., provided that prior to any such sale of shares of Endesa Europa, S.L.U., Endesa or its designees may acquire from Endesa Europa, S.L.U. any assets of Endesa Europa S.L.U. associated with its business and activities outside Italy, France, Poland and Turkey; and

•	certain additional assets located in Spain, consisting of (a) 10-year rights to a 450 MW nuclear power plant based on a power supply agreement; and (b) three thermal plants, Foix (including the development of the 800MW CCGT project), Los Barrios and Besos 3, with a combined installed capacity of approximately 1,475 MW.

The sale of these assets to E.ON under the E.ON Agreement is subject to certain conditions including (i) Acciona and ENEL holding more than 50% of the share capital and voting rights of Endesa before December 31,

2009, (ii) Acciona and ENEL having appointed a majority of the members of the board of directors of Endesa, and (iii) the applicable regulatory and antitrust clearances in connection with such disposals having been obtained.

According to publicly available information of Endesa, the net installed generation capacity in 2006 of the assets of Endesa Europa, S.L.U. in Italy, France, Poland and Turkey represented approximately 20.7% of the aggregate net installed generation capacity of the Endesa group of companies in 2006, and generated in 2006 approximately 19.1% of the aggregate electricity generated by the Endesa group of companies in 2006. Likewise, according to publicly available information of Endesa, net installed generation capacity in 2006 of the assets of Endesa located in Spain subject to a sale under the E.ON Agreement (excluding nuclear energy) represented approximately 3.1% of the aggregate net installed generation capacity of the Endesa group of companies in 2006, and generated in 2006 approximately 4.1% of the aggregate electricity generated by the Endesa group of companies in 2006.

The purchase price of those assets will be fair market value determined by valuations from several internationally reputable investment banks.

Under the ENEL-Acciona Agreement, Acciona and ENEL have agreed to integrate all the renewable energy generation assets as defined in the Spanish special regime (excluding cogeneration assets, but including biofuels) of Acciona and Endesa. See Section 15 (“Purpose of the Offers; Plans for the Company — The ENEL-Acciona Agreement — Renewable Energy”) of this Offer to Purchase. See Section 15 (“Purpose of the Offers; Plans for the Company — The ENEL-Acciona Agreement — Newco”) of this Offer to Purchase.

The Offerors intend for Endesa to continue to play an important role within the Spanish energy market, and to contribute to its development, including with respect to opportunities in natural gas-electricity convergence. In this respect, investments would be focused on the new GGGT power generation plants and the increase in LNG capacity.

The Offerors intend to take full advantage of Endesa’s Centre for Excellence in Distribution based in Barcelona and build this center into a Global Centre of Excellence for ENEL, Acciona and Endesa, which will serve as a key resource to share research and development efforts in the areas of power distribution and efficient use of energy.

Other than as described above, as of the date of the Offer to Purchase, the Offerors do not have any specific plans regarding the use or disposal of Endesa’s assets outside the ordinary course of business.

Employment policy

The Offerors currently do not plan any material changes in connection with the employment policies of Endesa as a result of the Offers. The Offerors plan to rely on the experience, technological capacity and efficiency of Endesa’s personnel proven throughout the years. The Offerors do not plan to make material changes in the current employment levels. The Offerors intend to maintain the current employment benefits of Endesa’s personnel and executives, including pension plans.

The Offerors do not have any agreement or understanding with the current senior management of Endesa, although they acknowledge the importance of retaining and motivating a significant portion of Endesa’s key executives. To that end, the Offerors intend to analyze offering long term retention and incentive programs to Endesa’s key executives.

The Offerors anticipate that the integration of Endesa’s and Acciona’s renewable energy assets contemplated in the ENEL-Acciona Agreement and the asset sales to E.ON pursuant to the E.ON Agreement will result in some adjustments to the affected companies. As of the date of this Offer to Purchase, the Offerors have no plans in this regard.

Shareholder remuneration policy

According to publicly available information, Endesa’s current business plan includes a commitment to increase by 12% per annum the dividend associated with continuing ordinary operations, and a commitment to distribute 100% of the net income generated by disposals of non-strategic assets. In this regard, Endesa has stated that it intends to distribute to its shareholders dividends in an aggregate amount of €9,900 million during the

2005-2009 period, of which €4,277 million were already distributed according to the annual report of Endesa for the year ended December 31, 2006. Under the ENEL-Acciona Agreement, Acciona and ENEL agreed to cause Endesa to distribute dividends in accordance with Endesa’s current business plan subject to regulatory constraints, the execution of Endesa’s investment plan for regulated activities and future disposals. The Offerors expect that the shareholder remuneration policy of Endesa will be affected by any reduction in cash flows associated with the disposals contemplated by the E.ON Agreement.

In addition, under the ENEL-Acciona Agreement, the Offerors agreed to take all necessary action to distribute as dividends the excess cash flow as a result of the income that Endesa could have received as a result of the sale of its assets, such as those contemplated by the E.ON Agreement. Notwithstanding the above, the specific decision on the possibility to distribute a dividend and, in its case, its amount, will be conditioned upon the amount of net proceeds received by Endesa from the expected sales, and, among other circumstances, upon the amount of the funds required to comply with the investment plans of Endesa in force from time to time.

As of the date of this Offer to Purchase, the Offerors are not able to evaluate the impact that the disposals contemplated by the E.ON Agreement may have in Endesa’s cash flows and ability to distribute dividends. Moreover, the Spanish National Energy Commission in its authorization of the Offers conditioned distributions by members of the Endesa group of companies engaged in regulated activities to the satisfaction of their investment and financial commitments. There can be no assurance that the Offerors will cause Endesa to distribute an amount of dividends equal to the amount of dividends committed in Endesa’s current business plan.

Indebtedness

As of the date of this Offer to Purchase, the Offerors do not have any current intentions or specific plans to restructure Endesa’s existing indebtedness (including the issue of any debt securities) or modify Endesa’s indebtedness policy. However, subject to the maximum leverage ratio permitted by the Spanish National Energy Commission in its authorization of the Offers of 5.25 to 1.00 applicable to the Endesa group of companies during the five-year period following the completion of the Offers, the Offerors may decide to restructure Endesa’s indebtedness at any time in the future, based on new information, then prevailing market conditions and the future development of the Offerors and Endesa.

Articles of Association of Endesa

As of the date of this Offer to Purchase, the Offerors intend to amend the articles of association of Endesa with respect to articles 32 (“Limits of voting rights”), 37 (“Number and classes of directors”), 38 (“Term of office”), and 42 (“Eligibility”) as described in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase. In addition, following the completion of the Offers, the Offerors intend to propose the amendments to the articles of association of Endesa required to implement, to the extent practicable, the governance provisions of the ENEL-Acciona Agreement described in Section 15 (“Purpose of the Offers; Plans for the Company — The ENEL-Acciona Agreement — Governance of Endesa”) of this Offer to Purchase.

In the event that the Offerors waive the conditions provided for in Section 5 (“Conditions to the U.S. Offer”) of this Offer to Purchase because the Endesa shareholders do not approve amending those articles of Endesa’s articles of association at the general shareholders’ meeting of Endesa prior to the expiration of the acceptance periods under the Offers or otherwise, the Offerors anticipate that they would propose to amend such articles of Endesa’s articles of association following the completion of the Offers.

The ENEL-Acciona Agreement

On March 26, 2007, Acciona, Finanzas, EEE and ENEL entered into the ENEL-Acciona Agreement, whereby, subject to certain conditions, the parties agreed to make a joint tender offer for all of the share capital of Endesa, and agreed on a set of governance principles for the joint management of Endesa following the completion of the Offers. The following is a summary of the most significant provisions of the ENEL-Acciona Agreement with respect to the plans of the Offerors for Endesa. This summary is qualified in its entirety by reference to the English translation of the ENEL-Acciona Agreement, which is attached as Exhibits d(1) and d(2) to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit.

Allocation of Endesa securities tendered under the Offers

Under the ENEL-Acciona Agreement, the Offerors have agreed to allocate a fixed number of Endesa securities tendered under the Offers equal to 42,079,382 to Acciona and all other Endesa securities tendered under the Offers to EEE. Assuming all of the outstanding Endesa securities not currently owned directly or indirectly by the Offerors are tendered into the Offers, 42,079,382, Endesa securities tendered under the Offers would be allocated to Acciona and 529,556,615 Endesa securities tendered under the Offers would be allocated to EEE. Acciona will not purchase more than a combined total of 42,079,382 Endesa securities in the Offers, regardless of the number of Endesa securities tendered in the Offers or otherwise acquired in the Offers.

Newco

The ENEL-Acciona Agreement provides that following settlement of the Offers, the Offerors will incorporate a Spanish limited liability company (which is referred to as “Newco”). Acciona and its affiliates will contribute to Newco an aggregate of 264,793,905 ordinary shares representing approximately 25.0100% of the share capital of Endesa, and ENEL and its affiliates will contribute to Newco an aggregate of 264,793,898 ordinary shares representing approximately 25.0099% of the share capital of Endesa. The ENEL-Acciona Agreement provides that Newco will hold more than 50% and not more than 50.02% of the share capital of Endesa, and that ENEL will hold, directly or indirectly, the ordinary shares it acquires in the Offers in excess of those contributed to Newco. Acciona and ENEL agree not to transfer shares in Endesa or Newco except to their respective wholly owned subsidiaries.

The contribution will take place in two phases: (a) a first phase following the incorporation of Newco, in which Acciona and its affiliates will contribute an aggregate of 53,043,481 ordinary shares (representing 5.010% of the share capital of Endesa) to Newco, and ENEL and its affiliates will contribute an aggregate of 53,043,474 ordinary shares (representing 5.009% of the share capital of Endesa) to Newco; and (b) a second phase in which, no later than the first half of 2010, Acciona and its affiliates will contribute 211,750,424 ordinary shares to Newco, and ENEL and its affiliates will contribute 211,750,424 ordinary shares to Newco. In or prior to 2010, Newco will have an aggregate of 529,587,803 ordinary shares, which represents approximately 50.02% of the share capital of Endesa. The share capital of Newco will be divided into the same number of common shares as ordinary shares of Endesa have been contributed by Acciona, ENEL and their affiliates, so that Acciona and its affiliates will own common shares of Newco representing more than 50% of Newco’s share capital (specifically, Acciona and its affiliates will own seven more common shares of Newco than ENEL and its affiliates). A breach of these obligations to contribute ordinary shares to Newco under the ENEL-Acciona Agreement will give raise to a €1,000 million penalty payable by the breaching party to the other party.

Newco will have a board of directors consisting of an even number of members, of which half will be designated representatives by Acciona and the other half will be designated representatives by ENEL. The members of Newco’s board of directors will also be members of Endesa’s board of directors. The non-executive chairperson of the board of directors of Newco, who will have a casting vote, will be a representative designated by Acciona. The secretary of Newco’s board of directors will be a representative designated by ENEL with the approval of Acciona. Newco’s registered office will be in Madrid. The ENEL-Acciona Agreement contains a list of corporate actions that will require a qualified majority vote of Newco’s shareholders meeting or board of directors for their approval.

Governance of Endesa

Shareholders Meeting

The ENEL-Acciona Agreement provides that in the event the Offerors hold more than 50% of the share capital of Endesa and appoint a majority of the members of the board of Endesa, Acciona and ENEL will vote their ordinary shares at the shareholders meeting of Endesa in the same way as Newco. Under the terms of the ENEL-Acciona Agreement, upon completion of the Offers, the following decisions by the shareholders meeting of Endesa will require the affirmative vote of each of Acciona and ENEL:

•	amendments to the articles of association regarding the transfer of Endesa’s headquarters outside Spain, change in the name of Endesa, amendments to structural corporate governance, amendments to the procedures to adopt resolutions in the corporate bodies, and change in the scope and content of the rights associated with the ordinary shares;

•	the consolidation, merger or other business combination, or the dissolution or liquidation;

•	the waiver of preemptive rights, or the issue of convertible bonds or any convertible security;

•	capital increases or reductions, or debt issues;

•	amendments to the dividend distribution policy contemplated by the business plan; and

•	admission for trading or exclusion from trading on any organized securities market.

Board of Directors

Under the terms of the ENEL-Acciona Agreement, the board of directors of Endesa will consist of an even number of members of which Acciona and ENEL will have the right to designate an equal number, and they agree to not make use between themselves of the proportional representation system for designating board members. The ENEL-Acciona Agreement provides that the chairperson of the board of directors of Endesa will be nominated by Acciona, the chief executive officer of Endesa will be nominated by ENEL, the secretary of the board of directors of Endesa will be nominated by ENEL and approved by Acciona, and the general secretary of Endesa, who may attend the board meetings but cannot vote, will be nominated by the chairperson of the board of directors of Endesa. The ENEL-Acciona Agreement provides that the chairperson of the board of directors of Endesa and the chief executive officer of Endesa will act jointly with full power and authority. Under the terms of the ENEL-Acciona Agreement, the board of directors of Endesa will meet monthly and whenever so requested by at least two board members.

The ENEL-Acciona Agreement also provides that the following board decisions of Endesa will require the affirmative vote of the directors of Endesa designated by Acciona and ENEL, who will vote at the board of directors of Endesa in accordance with the instructions of Newco:

•	business plan, budget and any amendments thereto;

•	investments in excess of €100 million;

•	asset sales or purchases in excess of €100 million;

•	incurrence of indebtedness, leasing transactions and loans or guarantees in an aggregate principal amount in excess of €100 million;

•	acquisitions or sales of shares or other similar interests in excess of €100 million;

•	settlements in excess of €25 million;

•	proposed amendments to the articles of association with respect to any matter that requires the affirmative vote of Acciona and ENEL at the shareholders meeting of Endesa;

•	financing policies;

•	amendments to the dividend distribution policy contemplated by the business plan;

•	nomination of auditors other than the four main international auditing firms (KPMG, Deloitte, Ernst & Young and PwC);

•	affiliate transactions in excess of €10 million;

•	code of conduct and amendments thereto;

•	material accounting policies; and

•	powers of attorney with respect to any of the above.

Operating Committees

The ENEL-Acciona Agreement contemplates three operating committees of the board of directors of Endesa: the investment committee, the integration and synergies committee and the finance committee. The members of the operating committees will be nominated by Acciona and ENEL. The chairperson and chief executive officer will determine the functions of these committees.

Renewable Energy

The ENEL-Acciona Agreement provides that in the event the Offerors hold more than 50% of the share capital of Endesa and appoint a majority of the members of the board of Endesa, Acciona and ENEL will integrate all the renewable energy generation assets as defined in the Spanish special regime operational, under construction or under consideration (excluding cogeneration assets, but including biofuels) of Acciona and Endesa into a company designated by Acciona (which is referred to as “Acciona Energía”). The ENEL-Acciona Agreement contemplates that the contribution of assets and indebtedness by Acciona and Endesa into Acciona Energía will be structured so that Acciona will hold at least 51% of the share capital of Acciona Energía and Endesa will hold no more than 49% of the share capital of Acciona Energía.

According to publicly available information of Endesa, the net installed generation capacity in 2006 of the renewable energy generation assets of Endesa (not excluding cogeneration assets which will not be integrated into Acciona Energía) represented approximately 2.5% of the aggregate net installed generation capacity of the Endesa group of companies in 2006. The contribution of assets by Endesa to Acciona Energía will be made at fair market value determined by valuations from several internationally reputable investment banks.

The ENEL-Acciona Agreement sets out that the management of Acciona Energía will be the responsibility of Acciona, which will designate a majority of the members of the board of directors and the executive committee of Acciona Energía, and the managing director of Acciona Energía. Under the ENEL-Acciona Agreement, Endesa may exercise its right to proportional representation in the board of directors of Acciona Energía and Acciona is committed to considering and protecting the rights of Endesa as a minority shareholder of Acciona Energía.

Acciona’s Put Option

Under the ENEL-Acciona Agreement, ENEL has granted Acciona the right to sell to ENEL or its designee all, but not less than all, of the common shares of Newco and ordinary shares of Endesa owned by Acciona and its affiliates at any time between the third and the tenth anniversary of the execution of the ENEL-Acciona Agreement. The exercise price of this put option depends on whether or not the Offerors hold more than 50% of the share capital of Endesa and appoint a majority of the members of the board of Endesa. Assuming the Offerors hold more than 50% of the share capital of Endesa and appoint a majority of the members of the board of Endesa, the exercise price of this put option will be the higher of: (a) the offer price offered in the Offers (adjusted by prevailing interest rates, distributions and stock split type transactions as provided by the ENEL-Acciona Agreement), and (b) the fair market value of the ordinary shares determined in accordance with the ENEL-Acciona Agreement. If the Offerors hold 50% or less of the share capital of Endesa or do not a majority of the members of the board of Endesa, the exercise price of this put option will be €40 per ordinary share (adjusted by prevailing interest rates, distributions and stock split type transactions as provided by the ENEL-Acciona Agreement).

Division of Assets of Endesa

The ENEL-Acciona Agreement includes an asset division provision, pursuant to which at the request of Acciona or ENEL in the event of a deadlock between the parties following the third anniversary of the execution of the ENEL-Acciona Agreement, or at the request of Acciona or ENEL between the fifth anniversary and the tenth anniversary of the execution of the ENEL-Acciona Agreement, the assets of Endesa will be split between Acciona and ENEL. The asset allocation between Acciona and ENEL and the means by which the assets will be transferred to each of them will be determined at the time of the division of assets pursuant to the ENEL-Acciona Agreement.

16.	Source and Amount of Funds.

Assuming all of the outstanding Endesa securities not currently owned directly or indirectly by the Offerors are tendered into the Offers and based on the offer price of €40.16 per ordinary shares and per ADS, Acciona would pay an aggregate amount of €1,689,907,981.12 in cash and EEE would pay an aggregate amount of €21,266,993,658.40 in cash, to the holders of the Endesa securities under the Offers. In aggregate, the Offerors would, based on the offer price of €40.16 per ordinary share and per ADS, pay an aggregate amount of €22,956,901,639.52 in cash to the holders of the Endesa securities under the Offers. Under the ENEL-Acciona Agreement, the Offerors have agreed to allocate a fixed number of Endesa securities tendered under the Offers equal to 42,079,382 to Acciona and all other Endesa securities tendered under the Offers to EEE, so that Acciona will acquire 42,079,382 Endesa securities in the

Offers and all other Endesa securities tendered in the Offers will be acquired by EEE. Acciona will not purchase more than a combined total of 42,079,382 Endesa securities in the Offers, regardless of the number of Endesa securities tendered in the U.S. Offer, and regardless of any failure by EEE to purchase any other Endesa securities allocated to be purchased by it in accordance with the ENEL-Acciona Agreement. Because under the ENEL-Acciona Agreement, the Offerors have agreed to allocate a fixed number of Endesa securities tendered under the Offers equal to 42,079,382 to Acciona and all other Endesa securities tendered under the Offers to EEE, the aggregate amount to be paid by Acciona will only be reduced if the Endesa securities tendered under the Offers is less than 42,079,382. The aggregate amount to be paid by the EEE will be proportionally lower to the extent that less than 100% of the outstanding Endesa securities not currently owned directly or indirectly by the Offerors are tendered into the Offers up to the fixed number of Endesa securities allocated to Acciona of 42,079,382. The amount would be reduced if the offer price is reduced in the event that Endesa pays a dividend or other distribution prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer.

The Offerors estimate that, based on the offer price of €40.16 per ordinary share and per ADS and assuming all of the outstanding Endesa securities not currently owned directly or indirectly by the Offerors are tendered into the Offers, the total amount of funds required to acquire the Endesa securities pursuant to the Offers and to pay the related fees and expenses will be approximately €23,250.4 million. See Section 19 (“Certain Fees and Expenses”) of this Offer to Purchase.

Acciona Bridge Facility Agreement

In order to finance the Offers, Acciona, as borrower, entered on April 11, 2007, into a term facility agreement with Banco Santander Central Hispano, S.A., The Royal Bank of Scotland Plc, Banco Bilbao Vizcaya Argentaria, S.A., Banca IMI S.p.A., BNP Paribas S.A., Sucursal en España, Caylon S.A., Sucursal en España, and Natixis S.A., Sucursal en España for a total amount of €1.8 billion (which is referred to as the “Acciona Bridge Facility Agreement”).

Below is a description of the material terms and conditions of the Acciona Bridge Facility Agreement. This description is qualified in its entirety by reference to the English translation of the Acciona Bridge Facility Agreement, which is attached as Exhibit b(1) to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit.

Amount and Maturity of the Facility

Up to €1.8 billion of financing will be made available under the Acciona Bridge Facility Agreement on the second business day after the completion of the Spanish Offer. The Acciona Bridge Facility Agreement matures on the earlier of (i) the date which falls nine months from the date of completion of the Spanish Offer, (ii) October 11, 2008, and (iii) the date on which Acciona draws funds under a long term facility to refinance the Acciona Bridge Facility Agreement to be entered into after the completion of the Offers.

Interest

The rate of interest under the Acciona Bridge Facility Agreement is EURIBOR plus a margin which for an initial period from April 11, 2007 to the earlier of (i) the date which falls 6 months after the date of completion of the Spanish Offer, and (ii) July 11. 2008, equals 30 basis points per annum, and which following such initial period equals 37.5 basis points per annum.

Utilization of the Funds

Under the Acciona Bridge Facility Agreement, the advances of the facility may be used exclusively for the following purposes: (i) to finance the acquisition of ordinary shares and ADSs by Acciona through the Offers, and (ii) to finance costs and expenses incurred by Acciona in connection with the preparation, negotiation and completion of the Offers and the financing thereto.

Mandatory Prepayment

The Facility Agreement includes a mandatory prepayment clause which requires Acciona to prepay principal amount outstanding under the Acciona Bridge Facility Agreement out of the net proceeds raised from the following transactions:

•	the transfer by Acciona of any Endesa securities acquired by Acciona pursuant to the Offers;

•	the exercise of Acciona’s put option right under the ENEL-Acciona Agreement or the encumbrance of such put option right to incur, or provide credit support to, any indebtedness; or

•	asset sales in excess of €100 million not reinvested in the business within one year from such sale.

Other Commitments

The Acciona Bridge Facility Agreement sets out, among others, general customary covenants for this type of financing on limitation on asset sales, reporting obligations, compliance with laws and regulations, book keeping and auditing, pari passu ranking, restrictions on amendments to the business purpose of the Acciona Group and limitation on liens. In addition, the Acciona Bridge Facility Agreement requires the consent of the lenders to make any material change to the offer document filed with the CNMV on April 11, 2007 pursuant to the Spanish Offer.

The maintenance financial leverage ratio (consolidated net indebtedness over consolidated EBITDA) of the Acciona Bridge Facility Agreement is 6.00 to 1.00, and the maintenance fixed charge coverage ratio (consolidated EBITDA over consolidated interest expense) of the Acciona Bridge Facility Agreement is 3.00 to 1.00.

Events of Default

The Acciona Bridge Facility Agreement contains customary events of default for this kind of financing, including failure to pay, non-fulfillment of financial obligations, breach of representations and warranties, supervening illegality, cessation of activity by Acciona, events of material adverse change and insolvency.

Guarantees

The indebtedness under the Acciona Bridge Facility Agreement constitutes an unsecured obligation of Acciona and is not guaranteed by any subsidiary or parent company of Acciona. The lenders under the Acciona Bridge Facility Agreement have no recourse against Endesa or Acciona’s shareholders.

Refinancing

Following the completion of the Offers, Acciona intends to refinance the Acciona Bridge Facility Agreement and other term facilities used by Acciona and Finanzas to fund the acquisition of Endesa securities with a long term credit facility.

Acciona Bank Guarantee Agreement

In connection with the Spanish Offer, Banco Santander Central Hispano, S.A., The Royal Bank of Scotland Plc, Banco Bilbao Vizcaya Argentaria, S.A., Caylon S.A., Sucursal en España, and Natixis S.A., Sucursal en España (which are collectively referred to as the “Bank Guarantors”) have entered into a guarantee facility agreement with Acciona on April 11, 2007 (which is referred to as the “Acciona Bank Guarantee Agreement”) pursuant to which the Bank Guarantors have granted five joint and not several bank guarantees to guarantee in aggregate the payment obligations of Acciona under the Spanish Offer. The Acciona Bank Guarantee Agreement will terminate and cease to have any effect upon the cancellation of the five joint and not several guarantees granted pursuant to the Acciona Bank Guarantee Agreement and the payment of any amounts outstanding under the Acciona Bank Guarantee Agreement.

ENEL Facility Agreement

In order to finance the Offers, ENEL and ENEL Finance International, S.A. (which is referred to as “EFI”), as borrower, entered on April 10, 2007, into an euro syndicated term and guarantee facility agreement with Banco Santander Central Hispano, S.A., Bayerische Hypo- und Vereinsbank AG, Milan Branch, Intesa Sanpaolo S.p.A., Mediobanca — Banca di Credito Finanziario S.p.A. and UBS Limited (which together with Banco Bilbao Vizcaya Argentaria, S.A., Crédit Mutuel — CIC, Credit Suisse (London Branch), Dresdner Kleinwort (investment banking division of Dresdner Bank AG), Goldman Sachs International, Morgan Stanley Bank International Limited and Royal Bank of Scotland plc are collectively referred to as the “ENEL Mandated Lead Arrangers”) for a total amount of €35 billion (which is referred to as the “ENEL Facility Agreement”).

ENEL and EFI will provide to EEE the funds that are obtained under the ENEL Facility Agreement, as well as any other funds which may be used in the Offers, through intra-group loan agreements or capital contributions. ENEL and EFI will ensure that EEE is duly financed and capitalized at all times.

Below is a description of the material terms and conditions of the ENEL Facility Agreement. This description is qualified in its entirety by reference to the ENEL Facility Agreement, which is attached as Exhibit b(2) to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit.

Amount and Maturity of the Facility

The original amount of financing made available under the ENEL Facility Agreement was up to €35 billion. On June 18, 2007 the aggregate principal amount available under the ENEL Facility Agreement was reduced by €5 billion to €30 billion. Under certain circumstances if the consideration offered under the Offers is increased, up to €8.5 billion of additional financing may be made available under the ENEL Facility Agreement. The financing under the ENEL Facility Agreement is divided into three tranches:

•	Tranche A (€10 billion) with a maturity date on April 9, 2008 (364 days after the execution of the ENEL Facility Agreement). On June 18, 2007, the principal amount available under tranche A was reduced to €5 billion.

•	Tranche B (€15 billion) with a maturity date on April 10, 2010 (third anniversary of execution of ENEL Facility Agreement).

•	Tranche C (€10 billion) with a maturity date on April 10, 2012 (fifth anniversary of execution of ENEL Facility Agreement).

Interest

The rate of interest under the ENEL Facility Agreement is linked to a ratings based margin ratchet. ENEL currently has an A/A-1 “credit watch negative” rating from Standard & Poor’s and an A1/P-1 (under review) rating from Moody’s. Until the actual rating for ENEL’s long term debt is confirmed or modified, the applicable interest rate will be EURIBOR plus 20 basis points per annum for tranche A of the facility, EURIBOR plus 25 basis points per annum for tranche B of the facility and EURIBOR plus 30 basis points per annum for tranche C of the facility.

Utilization of the Funds

Under the ENEL Facility Agreement, the advances of the facility may be used exclusively for the following purposes:

•	to finance the acquisition of ordinary shares and ADSs by EEE through the Offers, as well as costs and expenses incurred thereto;

•	to refinance the acquisition of ordinary shares and ADSs by EEE prior to the Offers, amounting to 9.993% of the outstanding share capital of Endesa;

•	to finance and/or refinance all payments and incurred costs from the total return equity swap transactions entered into by ENEL with UBS Limited and Mediobanca on March 1, 2007, March 2, 2007 and March 12, 2007, amounting to 14.98% of the outstanding share capital of Endesa;

•	to finance any other offers for ordinary shares and ADSs that may be mandatory for EEE as a result of the Offers for an aggregate principal amount not to exceed €1 billion;

•	to finance the acquisition of ordinary shares and ADSs owned by Acciona pursuant to the put option granted by ENEL to Acciona under the ENEL-Acciona Agreement; and

•	to obtain the funds needed to meet the payment obligations deriving from execution of the guarantee under the ENEL Facility Agreement.

Mandatory Prepayment

The ENEL Facility Agreement includes a mandatory prepayment clause that requires ENEL to prepay and cancel the ENEL Facility Agreement upon a change of control of ENEL. The ENEL Facility Agreement also requires ENEL to prepay principal amount outstanding under the ENEL Facility Agreement out of certain net proceeds raised from the following transactions:

•	the issuance of debt securities by the ENEL Group, including bonds and debentures, but excluding commercial paper;

•	the sale, assignment or transfer of shares of Endesa, EEE or Newco to any person outside the ENEL Group (excluding any sale pursuant to the E.ON Agreement);

•	the sale, assignment or transfer of assets of Endesa, including the asset sales pursuant to the E.ON Agreement;

•	an increase in ENEL’s financial indebtedness in the terms set forth in the ENEL Facility Agreement; or

•	capital increases made by ENEL, EEE or Newco in the terms set forth in the ENEL Facility Agreement.

Other Commitments

The ENEL Facility Agreement sets out, among others, general customary covenants for this type of financing that will apply to the ENEL Group and, in the event ENEL acquires direct or indirect control of Endesa, to the Endesa group of companies, on limitation on asset sales, compliance with laws and regulations, maintenance of insurance policies, prompt payment of taxes, pari passu ranking, restrictions on amendments to the business purpose of the ENEL Group and limitation on liens. The ENEL Facility Agreement does not contain any limitation in respect of the dividend and investment policies of ENEL, Newco or Endesa following the completion of the Offers. The lenders under the ENEL Facility Agreement are not entitled to appoint any member of the board of directors of Endesa or to any other special right over the ordinary shares of Endesa or its subsidiaries.

The ENEL Facility Agreement contains a series of obligations for ENEL aimed at the orderly execution of the Offers, and the obligation to amend articles 32, 37, 38 and 42 of the Endesa articles of association as a condition precedent to funding. These obligations include the following requirements:

•	to comply with the terms of the Offers;

•	not to make announcements regarding the ENEL Facility Agreement without the consent of the ENEL Mandated Lead Arrangers;

•	not to increase the price for the Offers without sufficient funds available to finance such increase; and

•	to obtain the consent of the ENEL Mandated Lead Arrangers to any change in the Offers that would reduce the minimum acceptance conditions below 50%, or that would waive the obligations to amend Articles 32, 37, 38 and 42 of the Endesa articles of association, such consent not to be unreasonably withheld.

The maintenance financial leverage ratio (consolidated net indebtedness over consolidated EBITDA) of the ENEL Facility Agreement is 6.00 to 1.00.

Events of Default

The ENEL Facility Agreement contains customary events of default for this kind of financing, including failure to pay, non-fulfillment of financial obligations, breach of representations and warranties, supervening illegality, cessation of activity, expropriation or nationalization, events of material adverse change and insolvency of ENEL, EFI, certain subsidiaries of the ENEL Group and, in more limited cases, Endesa and certain of its subsidiaries.

Guarantees

The indebtedness under the ENEL Facility Agreement constitutes an unsecured obligation of EFI guaranteed by ENEL. The lenders under the ENEL Facility Agreement have no recourse against Endesa or ENEL’s shareholders. The ENEL Facility Agreement does not require ENEL or EFI to provide any security other than the pledge of the accounts that cash collateralized the bank guarantees issued pursuant to the ENEL Facility Agreement.

Syndication

The ENEL Mandated Lead Arrangers reserved in the ENEL Facility Agreement the right to syndicate their commitments under the ENEL Facility Agreement. ENEL’s consent is required prior to any syndication, such consent not to be unreasonably withheld. Except as set forth in the ENEL Facility Agreement, ENEL and EFI will not assume any costs or expenses resulting from the syndication.

Effects of the Financing under the ENEL Facility Agreement on Endesa

The financing of the Offers made available under the ENEL Facility Agreement, its eventual refinancing in the short and medium term and any repayment mechanisms provided in the ENEL Facility Agreement will not lead to any indebtedness of Endesa or its group companies.

Neither Endesa nor its subsidiaries will provide any kind of guarantee for the ENEL Facility Agreement financing the Offers, nor will they disburse any amount to repay the ENEL Facility Agreement.

The terms and conditions of the ENEL Facility Agreement do not require ENEL or EFI to commit to an extraordinary distribution of dividends in Endesa in relation to the ENEL Facility Agreement or to the repayment of the ENEL Facility Agreement.

17.	Material U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the U.S. Offer to U.S. Holders (as defined below) of ordinary shares or ADSs. This discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of an ordinary share or ADS that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of ordinary shares or ADSs that is not a U.S. Holder (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares or ADSs, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If, for U.S. federal income tax purposes, you are treated as a partner in a partnership holding ordinary shares or ADSs, you should consult your tax adviser regarding the tax consequences of the U.S. Offer.

This discussion only addresses holders of ordinary shares or ADSs that hold their ordinary shares or ADSs, as applicable, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of ordinary shares or ADSs in light of such holder’s particular circumstances or that may be relevant to a holder of ordinary shares or ADSs subject to special treatment under the U.S. federal income tax laws, including, for example, a holder that is:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding ordinary shares or ADSs as part of a hedge, straddle, constructive sale or conversion transaction;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person who acquired ordinary shares or ADSs pursuant to the exercise of options or otherwise as compensation;

•	a person liable for alternative minimum tax;

•	a person who actually or constructively owns 5% or more of Endesa’s share capital;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes; or

•	a person whose “functional currency” is not the U.S. dollar.

Except to the extent specifically addressed below, this summary does not address the tax consequences to Non-U.S. Holders. In addition, this summary does not address the effects of any state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

Holders of ordinary shares or ADSs who are considering participation in the U.S. Offer should consult their own tax advisors concerning the U.S. federal income tax consequences to them in light of their particular circumstances, as well as any consequences arising under the laws of any other jurisdiction.

U.S. Holders

Taxable Exchange

In general, a U.S. Holder who disposes of ordinary shares or ADSs pursuant to the U.S. Offer will recognize taxable capital gain or loss in an amount equal to the difference, if any, between the cash consideration received in the U.S. Offer and the U.S. Holder’s adjusted tax basis, determined in U.S. dollars, in its Endesa securities surrendered. Such gain or loss generally will be long term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period with respect to its Endesa securities exceeds one year, as determined under U.S. federal income tax principles. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of ordinary shares or ADSs at different times or different prices, any gain or loss must be determined separately for each such block.

The offer consideration paid in euros will be included in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by such U.S. Holder or the U.S. Tender Agent, regardless of whether the cash consideration is in fact converted into U.S. dollars. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any euros received by a U.S. Holder or the U.S. Tender Agent that are converted into U.S. dollars on a date subsequent to receipt.

Subject to certain conditions and limitations, any Spanish income tax imposed on a U.S. Holder with respect to a disposition of ordinary shares or ADSs pursuant to the U.S. Offer may be treated as a tax eligible for credit against such holder’s U.S. federal income tax liability. Spanish income tax imposed on a U.S. Holder will not be treated as a tax eligible for credit to the extent it is reasonably certain that the amount will be refunded, credited, rebated, abated or forgiven. Accordingly, any Spanish income tax paid by a U.S. Holder as a result of such holder’s failure to establish its entitlement to an exemption under an applicable income tax treaty or Spanish domestic law, or to file a claim for a refund or credit with the Spanish taxing authorities would not be treated as a tax eligible for credit. In addition, foreign tax credits generally can be applied only to offset U.S. federal income tax imposed on income from foreign sources. Because any gain recognized by a U.S. Holder upon a sale of ordinary shares or ADSs pursuant to the U.S. Offer generally would be treated as U.S. source income for foreign tax credit purposes, a U.S. Holder’s ability to credit any Spanish tax imposed with respect to such sale (assuming such tax is eligible for credit) would be conditioned upon the U.S. Holder having sufficient other income from foreign sources. The rules governing foreign tax credits are very complex. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences arising from the imposition of Spanish income tax and regarding the application of the foreign tax credit rules in light of their particular circumstances.

Passive Foreign Investment Company Status

A non-U.S. corporation will be classified as a passive foreign investment company (which is referred to as “PFIC”) for any taxable year if (i) at least 75 percent of its gross income consists of passive income (such as dividends, interest, rents, royalties or gains on the disposition of certain minority interests), or (ii) at least 50 percent of the average value of its assets consist of assets that produce, or are held for the production of, passive income. If Endesa were characterized as a PFIC, such characterization would result in adverse tax consequences to U.S. Holders, and U.S. federal income tax consequences different from those described above may apply. These consequences include having gains realized on the disposition of ordinary shares or ADSs treated as ordinary income rather than capital gain and being subject to punitive interest charges on such gains. Endesa has previously stated in public filings with the SEC that it does not believe it is a PFIC for U.S. federal income tax purposes. It has, however, given no assurances with respect to its PFIC status. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to their disposition of ordinary shares or ADSs pursuant to the U.S. Offer.

Non-U.S. Holders

A Non-U.S. Holder’s gain or loss from the exchange of ordinary shares or ADSs pursuant to the U.S. Offer generally will be determined in the same manner as that of a U.S. Holder.

However, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain recognized, unless (i) the gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), or (ii) the Non-U.S. Holder is an individual who has been present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are satisfied.

A Non-U.S. Holder whose gain is effectively connected with the conduct of trade or business in the United States will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

Information Reporting and Backup withholding

Payments of cash made to a U.S. Holder or Non-U.S. Holder of ordinary shares or ADSs in connection with the U.S. Offer, under certain circumstances, may be subject to information reporting and “backup withholding” at a rate of 28%, unless such holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. In this regard, a Non-U.S. Holder under certain circumstances may be required to provide an Internal Revenue Service Form W8-BEN certifying, under penalties of perjury, as to its Non-U.S. Holder status. Any amounts withheld under the backup withholding rules are not additional tax and may be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Material Spanish Income Tax Consequences

The following summary describes the material Spanish income tax consequences that may be relevant to Spanish resident or non-resident holders of ordinary shares and ADSs that are considering the U.S. Offer. This summary is not a complete analysis or description of all the possible tax consequences of such transaction and does not address all tax considerations that may be relevant to all categories of holders of ordinary shares or ADSs, some of whom may be subject to special rules. In particular, this summary does not address the Spanish tax consequences applicable to “look-through” entities (such as trusts or estates) that may be subject to the special tax regime applicable to such entities under the Spanish Non-resident Income Tax Law.

For the purposes of this section it has been assumed that none of the relevant holders owns or has owned ordinary shares and/or ADS which represent 5% or more of the share capital of Endesa. The discussion set forth below is for general information only, does not purport to be tax advice, and may not be applicable depending upon the particular situation of a holder of Endesa securities. Holders of Endesa securities should consult their tax advisors with respect to the tax consequences to them of accepting the U.S. Offer.

The discussion set forth below applies only to owners of ordinary shares or ADSs who hold those securities as an investment, who are their absolute beneficial owners, and who are subject to the Spanish general tax regime for residents and non-resident taxpayers.

Spanish Resident Holders

Spanish resident individuals will realize a capital gain or loss in an amount equal, generally, to the difference, in euros, between the offer consideration and the acquisition value of their ordinary shares or ADSs calculated in accordance with the provisions set out in the Spanish Personal Income Tax Law (“PIT Law”), subject to the adjustments described in the following paragraph. Gains realized by Spanish resident individuals are taxable in Spain at a fixed tax rate of 18% regardless of the period during which such individuals held the ordinary shares or ADSs. The ordinary shares or ADSs which were acquired first will be deemed to be those sold first (FIFO method).

For each year during which the ordinary shares or ADSs were held before December 31, 1994, the capital gains resulting from their disposition will be reduced by 25% or 14.28%, respectively. However, the calculation of this reduction will only be applied to the part of the capital gain deemed to have taken place until January 20, 2006 which is to be determined in accordance with the calculation rules set out in the PIT Law.

Capital losses resulting from the disposal of ordinary shares or ADSs, when Endesa ordinary shares or ADSs were acquired within the two months (in the case of ordinary shares) or one year (in the case of ADSs) preceding or following the disposition of the ordinary shares or ADSs will be deferred until such acquired Endesa ordinary shares or ADSs are transferred.

Spanish resident companies, as well as Spanish permanent establishments of foreign taxpayers, will realize capital gain or loss in an amount equal to the difference, in euros, between the offer consideration and the Spanish tax basis of their ordinary shares or ADSs. Capital gains will be subject to corporate income tax at a rate of, generally, 32.5% in 2007 and 30% thereafter.

Spanish Non-resident Holders

Non-residents of Spain (without a permanent establishment in Spanish territory) will realize capital gain or loss in an amount equal, generally, to the difference, in euros, between the offer consideration and the acquisition value of their ordinary shares or ADS calculated in accordance with the provisions set out in the PIT Law. Non-resident individuals can benefit from the capital gain reduction scheme described above for ordinary shares and ADSs acquired before December 31, 1994 (computed as explained above). Capital gains will be subject to the Spanish 18% non-resident income tax, unless an exemption applies.

Holders of ordinary shares and ADSs which are resident in a country with which Spain has entered into an income tax treaty normally would not be taxed in Spain pursuant to the provisions of such tax treaties.

In addition to the tax treaty protection described in the preceding paragraph, the Spanish tax law sets forth a domestic exemption for gains realized upon the disposal of securities that are listed in a Spanish official secondary market, such as the ordinary shares, for residents in countries with which Spain has signed a tax treaty that contains an “exchange of information” clause (currently the tax treaty entered into between the Kingdom of Spain and the United States contains such an “exchange of information” clause) and that do not obtain the relevant gain either through a permanent establishment in Spain or through a tax haven (as defined under Spanish law).

Finally, the Spanish tax law also sets forth an exemption for capital gains derived from interests held in Spanish entities, such as such as ordinary shares and ADSs, by residents of a European Union Member State (other than Spain) that do not obtain the relevant gain either through a permanent establishment in Spain or through a tax haven (as defined under Spanish law) to the extent that (i) they have not directly or indirectly held more than 25% of the share capital or equity of the relevant entity at any time during the preceding 12-month period; and (ii) the assets of the relevant entity are not mainly real estate located in Spain whether directly or indirectly.

Capital gains realized by U.S. Holders upon the transfer of ordinary shares or ADSs pursuant to the U.S. Offer generally will be exempt from taxation in Spain pursuant to the income tax treaty between the United States and the Kingdom of Spain and/or the Spanish domestic exemption described above. In order to benefit from either of these exemptions, U.S. Holders are required to provide the Spanish tax authorities with certain documentation. U.S. Holders will be required to submit to the Spanish tax authorities a Spanish Form 210, which can be obtained at www.aeat.es, together with a certificate of residence issued by the U.S. Internal Revenue Service for the purposes of the income tax treaty between the United States and the Kingdom of Spain. Spanish law requires that both of these forms be filed within one month from the date on which the ordinary shares or ADSs are disposed of. U.S. Holders of ordinary shares or ADSs should consult their own tax advisors regarding the obligation to file these forms.

18.	Legal Matters; Required Antitrust and Other Regulatory Approvals.

Antitrust and Regulatory Approvals

In connection with the Offers, the approval of various regulatory authorities having jurisdiction over the Offerors or Endesa, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Antitrust Approvals

European Union

Acciona, ENEL and Endesa each conduct business in the member states of the European Union. Council Regulation (EEC) No. 139/2004 requires that certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds be notified to and approved by the European Commission before such mergers and acquisitions are consummated. This Council Regulation also gives the member states of the European Union the right to request that the European Commission refer jurisdiction to review a merger to their national competition authorities under the provisions of the relevant national merger law where it may have an effect on competition in a distinct national market. Such a request must be notified to the European Commission within 15 working days of the notification of the transaction to the European Commission. There was no such referral in connection with the Offers.

Acciona and ENEL submitted their proposed acquisition of Endesa to the European Commission on May 31, 2007. The European Commission reviewed the acquisition of Endesa pursuant to the Offers to determine whether the acquisition is compatible with the common market. The European Commission concluded that the proposed transaction would not significantly impede effective competition in the European Economic Area or any substantial part of it and therefore, on July 5, 2007, decided not to oppose the acquisition of Endesa. In reaching this conclusion, the European Commission excluded the businesses to be transferred to E.ON pursuant to the E.ON Agreement from the scope of the notified concentration since Acciona and ENEL would not acquire any lasting control over them. In this regard, following the completion of the Offers and pending the transfer of such assets, Acciona and ENEL committed to manage the assets of Endesa Italia independently and separate from the management of the rest of the Endesa group of companies under the supervision of a trustee.

Spain

According to Council Regulation (EEC) No. 139/2004 and article 14.1 of Act 16/1989, of July 17, on the Defense of Competition, the acquisition by the Offerors of Endesa has been notified to the European Commission and not to the Service for the Defense of Competition, the Spanish competition authority, since it represents a combination involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds.

Other Jurisdictions

The Offerors are not required to file any notification with the antitrust authorities of the European Union member states with respect to the acquisition of Endesa by the Offerors.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, the acquisition by the Offerors of Endesa is subject to the following notification requirements and/or approvals in non-European Union countries:

Argentina

The Argentine antitrust authorities will be notified within the first week of the acceptance period of the Spanish Offer. The antitrust authorization period is 45 days from the date notice is complete, unless it is suspended by the Argentine antitrust authorities in order to request additional information from the Offerors. Therefore, in practice, it may take several months to obtain the authorization from the Argentine antitrust authorities. Following the completion of the Offers the Argentine antitrust authorities may seek antitrust remedies. If any such antitrust remedies become final, the Offerors will be required to comply with them, which could result in the sale of assets and companies of Endesa in Argentina. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Argentine antitrust authorities, because there is no overlap of activities in Argentina.

Brazil

On April 17, 2007, the Offerors filed a request for authorization with the Brazilian antitrust authorities. The antitrust authorization period is generally between four and six months, unless it is suspended by the Brazilian antitrust authorities in order to request additional information from the Offerors. Following the completion of the Offers the Brazilian antitrust authorities may seek antitrust remedies. If any such antitrust remedies become final, the Offerors will be required to comply with them, which could result in the sale of assets and companies of Endesa in Brazil. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Brazilian antitrust authorities.

Turkey

The Offerors intend to file a request for authorization with the Turkish antitrust authorities. The antitrust authorization period is 30 days, unless the Turkish antitrust authorities decide to undertake a more detailed examination (a phase II investigation) which lasts six months. Following the completion of the Offers the Turkish antitrust authorities may seek antitrust remedies. If any such antitrust remedies become final, the Offerors will be required to comply with them, which could result in the sale of assets and companies of Endesa in Turkey. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Turkish antitrust authorities.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, the Offerors are not aware of any other notification to, or any other authorization that would be necessary for the Offerors to obtain from, other antitrust authorities in addition to the notifications and authorizations described above.

As of the date of this Offer to Purchase, the Offerors are not able to accurately assess the financial and business impact that the failure to obtain any or all of the previous authorizations would have on the combined businesses of Acciona, ENEL and Endesa. Notwithstanding this, it is not foreseeable that any such impact would be significant.

Other Regulatory Approvals

Spanish Cabinet of Ministers

On May 25, 2007, the Spanish General Secretary of Energy (Secretaria General de Energía) of the Ministry of Industry, Commerce and Tourism were notified of the Offers by ENEL and ENEL requested confirmation from the Spanish Cabinet of Ministers that EEE will be entitled to exercise its voting rights over the ordinary shares of Endesa purchased pursuant to the Offers. On July 27, 2007, the Spanish Cabinet of Ministers confirmed that EEE is entitled to exercise its voting rights over the ordinary shares of Endesa purchased by EEE pursuant to the Offers, subject to the following conditions:

•	ENEL will submit a detailed annual report to the Spanish General Secretary of Energy on its cooperative strategy in matters that may affect the Spanish general interest or public safety. Moreover, after each board of directors and general shareholders meeting of Endesa, ENEL will inform the Spanish General Secretary of Energy of the resolutions passed and the rationale behind the votes taken by ENEL’s representatives in connection with issues that may affect the Spanish general interest or public safety; and

•	ENEL will ensure, through the control it exercises over Endesa, that the supply of natural gas allocated to the Spanish market is in accordance with the annual amounts scheduled in Endesa’s plans for the 2007-2011 period without deviating amounts to other markets, assuming such supplies are necessary to fulfill Spanish market demands. This obligation could be adapted subject to duly justified changes in Endesa’s plans.

Spanish National Energy Commission

On May 3, 2007, Acciona and ENEL filed a request for authorization with the Spanish National Energy Commission pursuant to the Additional Provision 11th of the Law 34/1998 of October 7 on the Hydrocarbon Sector to acquire the Endesa securities pursuant to the Offers. On July 4, 2007, the Board of Directors of the National Energy Commission authorized the acquisition of Endesa securities pursuant to the Offers subject to the following conditions:

•	Acciona and ENEL will maintain Endesa as an independent company with full operative responsibility in the fulfillment of its business plan and the parent company of its group, maintaining its trademark, as well as its corporate headquarters, board of directors and effective management and decision-making center in Spain;

•	Acciona and ENEL will submit a detailed report to the Spanish National Energy Commission every six months describing and, if applicable, justifying possible financial transactions or policies that involve significant changes in the net worth of Endesa, as well as transactions between Endesa and companies controlled or partly owned (with a direct or indirect stake equal to or greater than 20%) by Acciona or ENEL, such as transfers of funds, assets, rights and/or contracts that could have a negative effect on the independent management of Endesa or its operating or financial solvency. Acciona and ENEL must keep Endesa duly capitalized. Endesa must have a debt service ratio, expressed as net financial debt/EBITDA, of less than 5.25 for at least five years after the completion of the Offers. Acciona and ENEL must report the evolution of that ratio to the Spanish National Energy Commission quarterly.

•	Acciona and ENEL will assume and make, through the control that they exercise over Endesa, all the investments in regulated gas and electricity activities, both transportation and distribution, as well as the investments in strategic assets to which Endesa has committed for both sectors (as defined in Function Fourteen of Additional Provision Eleven, three, 1 of Law 34/1998), included in: (i) the latest investment plans announced by Endesa for the 2007-2011 period, (ii) the document Planning for the gas and electricity sectors. Development of transportation networks, 2002-2012, approved by the Spanish Council of Ministers and submitted to the Spanish Parliament, and (iii) the Standard Report on demand for electricity and natural gas and its coverage of the Spanish National Energy Commission. Moreover, until the year 2013, members of the Endesa group of companies engaged in regulated activities in Spain may only distribute dividends if the cash flows generated by them are sufficient to meet their financial and investment commitments.

•	Acciona, ENEL and Endesa will comply with the obligations and regulations regarding nuclear matters and all applicable law and agreements as to the management of all nuclear facilities owned by Endesa with regard to safety and the supply of uranium.

•	For a period of five years after the completion of the Offers, Acciona and ENEL will ensure that the annual aggregate consumption of each plant owned by Endesa which currently uses domestic coal is no less than the aggregate annual quantities established for these facilities’ consumption in the 2006 — 2012 National Coal Mining Plan.

•	For a period of five years after the completion of the Offers, Acciona and ENEL will keep the current management companies for the transportation, distribution and generation assets of the Spanish settlements in Northern Africa and island territories electrical systems within the Endesa group of companies.

•	Endesa will be subject to certain restrictions in respect of its fuel supply contracts to ensure security of supply to the Spanish market.

•	ENEL must report its corporate strategy in respect of aspects that affect Spanish general interest or public safety to the Spanish National Energy Commission.

•	ENEL must report to the Spanish National Energy Commission within ten days from any meeting of the shareholders or board of directors of Endesa the agenda discussed, the resolutions adopted and the vote of the representatives of ENEL at such meetings. Based on the information received and following consultation with ENEL and Endesa, the Spanish National Energy Commission may within one month from such meeting revoke any resolution of the meeting of the shareholders or the board of directors of Endesa the approval of which required the affirmative vote of the ENEL representatives, if it believes that such resolution may have a negative impact on Spanish general interest or public safety.

Acciona and ENEL may file an administrative appeal against the resolution of the Spanish National Energy Commission authorizing the acquisition of Endesa securities pursuant to the Offers with the Ministry of Industry, Tourism and Trade. Acciona and ENEL have not decided whether or not they will file such administrative appeal.

Regional Government of the Balearic Islands

On July 16, 2007, the Offerors filed a request for authorization with the Regional Government of the Balearic Islands pursuant to the Decree 6/2006 of January 27 of the Balearic Islands in respect of the indirect transfer of regulated assets in the Balearic Islands as a result of the completion of the Offers. Should the authorization be denied following the completion of the Offers, the Offerors would be required to sell or cease to operate such regulated assets in the Balearic Islands. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Regional Government of the Balearic Islands.

Other Jurisdictions

Brazil

The Offerors intend to file a request for authorization with the Brazilian Electric Energy National Agency in respect of the acquisition of indirect control of the Brazilian subsidiaries of Endesa as a result of the completion of the Offers. Following the completion of the Offers, the Offerors may not participate in the management of the

Brazilian subsidiaries of Endesa until the indirect acquisition of such subsidiaries is authorized by the Brazilian Electric Energy National Agency. Should the authorization be denied following the completion of the Offers, the Offerors would be required to sell controlling interests in assets and companies of Endesa in Brazil. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Brazilian Electric Energy National Agency.

Colombia

The acquisition of indirect control of the subsidiaries of Endesa in Colombia must be notified to the Colombian energy regulator following the completion of the Offers. There is no specific deadline stipulated under Colombian law for this notice. The Colombian energy regulator could impose conditions relating to the terms of the government authorizations under which the Colombian subsidiaries of Endesa operate. The Offerors believe that no circumstances exist that would give rise to the imposition of conditions as a result of the acquisition of indirect control over the subsidiaries of Endesa in Colombia.

Turkey

The acquisition of indirect control of the subsidiaries of Endesa in Turkey must be notified to the Turkish energy regulator following the completion of the Offers. Endesa, through its French subsidiary, has a 50% stake in a Turkish power generation company. Should the authorization be denied following the completion of the Offers, the Offerors would be required to sell a controlling interest in Endesa’s subsidiary in Turkey. The Offerors believe that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Turkish energy regulator.

Argentina

Authorization for the acquisition of indirect control over the subsidiaries of Endesa in Argentina is not required. However, each of the relevant subsidiaries of Endesa must communicate such event to the energy regulator in Argentina following the completion of the Offers. The purpose of this reporting obligation is to update the corresponding registers of the Argentine energy regulator. The deadline for notification is 10 days following the completion of the Spanish Offer.

Poland

The acquisition of indirect control of the subsidiaries of Endesa in Poland is not subject to any authorization. However, the Offerors are required to notify the transaction to the Polish energy regulator following the completion of the Offers, although no specific deadline for doing so is specified under Polish law. This notice has the purpose of updating the registers of the Polish energy regulator, and should not result in the sale of any assets of Endesa in Poland.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, the Offerors are not aware of any other pending license or regulatory permits from the other regulatory authority within the energy sector that would be necessary for the Offerors to obtain in addition to the notification or authorization described above.

As of the date of this Offer to Purchase, the Offerors are not able to accurately assess the financial and business impact that the failure to obtain any or all of the previous authorizations would have on the combined businesses of the Offerors and Endesa. However, the Offerors do not estimate that there would be any significant impact.

Obligation to make tender offers in other jurisdictions

Following the completion of the Offers, pursuant to local laws in the countries of some of Endesa’s subsidiaries, it may be necessary to make tender offers for the outstanding shares of certain listed subsidiaries of Endesa that are not wholly-owned.

Brazil

The Offerors believe that pursuant to Section 254-A of the Law 6404/76 on stock companies the Offerors are not required to launch tender offers for Ampla Energía e Serviços S.A. Ampla Investimentos e Serviços, S.A. and Companhia Energética do Ceará (COELCE), subsidiaries of Endesa with securities listed on the Sao Paulo Stock Exchange, upon taking effective control of Endesa. The Offerors believe that they are not required to launch such tender offers in Brazil because Endesa is not currently controlled by any shareholder or group of shareholders.

Peru

Under the applicable Peruvian securities laws (Unified Text of the Securities Market Law, approved by the Supreme Decree N°093-2002-EF and the regulation enacted by the Peruvian securities regulator under the Resolution N° 009-2006-EF/94.10 and amended under Resolution N° 020-2006-EF/94.10), following the completion of the Offers, the Offerors would be required to launch a tender offer for Edegel S.A.A., Edelnor S.A.A., Generandes Perú S.A. and Empresa Eléctrica de Piura S.A., Endesa’s subsidiaries which have at least one class of shares listed on the Lima Stock Exchange or request an exemption from the Peruvian securities regulator. Pursuant to the above regulations and unless an exemption from the Peruvian securities regulator is obtained, these tender offers should be launched within the earlier of four months after the settlement of the Offers and five days from the completion of the independent valuation report to be prepared in connection with these tender offers.

The Offerors estimate that the amount that would have to be spent for mandatory tender offers for minority interests in Peru, as described above, would be approximately €650 million.

19.	Certain Fees and Expenses.

Except as set forth below, the Offerors will not pay any fees or commissions to any broker or other person soliciting tenders of Endesa securities pursuant to the U.S. Offer or the Spanish Offer.

The Offerors will pay the fees charged by the depositary for ADSs tendered into the U.S. Offer, including any fees charged by the ADS depositary to redeposit ordinary shares underlying tendered ADSs that have been previously withdrawn from deposit with the ADS depositary in the event that the U.S. Offer is not consummated. All other fees and expenses which may be incurred as a result of the tender of Endesa securities by a holder thereof will be borne by the holder. These fees and expenses include any expenses that the U.S. Tender Agent will incur in converting the consideration into U.S. dollars (which will be deducted from the cash consideration to be paid in the U.S. Offer) and any commissions which Endesa shareholders may be required to pay to their broker or bank to tender their Endesa securities.

The Offerors have retained Morgan Stanley & Co. Incorporated to act as their U.S. Dealer Manager in connection with the Offers. Morgan Stanley & Co. Incorporated will receive reasonable and customary compensation for its services as U.S. Dealer Manager, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. Morgan Stanley & Co. Incorporated and its affiliates have also, in the past, rendered various investment banking and financial advisory services to the Offerors for which it has received customary compensation.

The Offerors have retained Georgeson s.r.l. to act as Information Agent in connection with the U.S. Offer. In its role as Information Agent, Georgeson s.r.l. and its affiliates may contact holders of ordinary shares and/or ADSs by mail, telephone, telex, telegraph, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners. Georgeson s.r.l. will receive reasonable and customary compensation for its services as Information Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The Offerors have retained The Bank of New York to act as U.S. Tender Agent in connection with the U.S. Offer. The U.S. Tender Agent has not been retained to make solicitations or recommendations in its role as tender agent. The Bank of New York will receive reasonable and customary compensation for its services as

U.S. Tender Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The Offerors have retained Santander Investment, S.A. to act as Spanish Tender Agent in connection with the Spanish Offer. Santander Investment, S.A. will receive reasonable and customary compensation for its services as Spanish Tender Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith.

A request will be made to Endesa for the use of its shareholder and security position listings for the purpose of disseminating the U.S. Offer to holders of Endesa securities. This Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed or furnished to record holders of Endesa securities and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder and ADS holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Endesa securities. All expenses incurred in connection therewith will be borne by the Offerors.

SCHEDULE 1

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
ACCIONA AND DIRECTORS AND EXECUTIVE OFFICERS OF ENEL AND EEE

1.	DIRECTORS AND EXECUTIVE OFFICERS OF ACCIONA

The following table sets forth the name, position, and present principal occupation or employment for each director of Acciona. Acciona is managed by a board of directors comprised of 12 members appointed for five year terms. The board of directors is the highest decision making body of Acciona and is entrusted with the management, administration and representation of the company.

Board of Directors of Acciona

Name	Position	Principal Occupation

José Manuel Entrecanales Domecq(1)(3)	Chairman	Managing Director of Acciona
Juan Ignacio Entrecanales Franco(1)(3)	Vice-Chairman	Managing Director of Acciona
Juan Manuel Urgoiti y López-Ocaña(2)(4)	Vice-Chairman	President of Banco Gallego
Alejandro Echevarría Busquet(2)(4)	Director	President of Telecinco
José María Entrecanales de Azcárate(2)(3)	Director	—
Juan Entrecanales de Azcárate(2)(3)	Director	—
Carlos Espinosa de los Monteros Bernaldo de Quirós(2)(4)	Director	President/Managing Director of Daimler España, S.A.
Germán Gamazo y Hohenloche(2)(4)	Director	Real estate entrepreneur
Tristan Garel-Jones(2)(4)	Director	Managing Director of UBS
Belén Villalonga Morenés(2)(4)	Director	Professor at Harvard Business School
Valentín Montoya Moya(1)(3)	Director	Group Chief Financial Officer
Esteban Morrás Andrés(1)(3)	Director	Managing Director of Acciona Energy
Jorge Vega-Penichet López	Non-director Secretary	—

(1)	Executive director.

(2)	Non-executive director.

(3)	Designee of Grupo Entrecanales, S.A.

(4)	Independent.

The business address for each of the individuals listed above is c/o Acciona, S.A., Avenida de Europa 18, Empresarial La Moraleja, Alcobendas, 28108 Madrid, Spain. Each of the individuals listed above is a Spanish citizen.

Executive Committee of Acciona

Name	Position

José Manuel Entrecanales Domecq	Chairman
Juan Ignacio Entrecanales Franco	Chairman
Juan Manuel Urgoiti y López-Ocaña	Member
Alejandro Echevarría Busquet	Member
Carlos Espinosa de los Monteros Bernaldo de Quirós	Member
Tristan Garel-Jones	Member
Valentín Montoya Moya	Member
Jorge Vega-Penichet López	Non-member Secretary

The board of directors of Acciona has delegated all of its authority, except as prohibited by law, to the executive committee. Each of the individuals listed above is a Spanish citizen.

None of the members of the board of directors or executive committee of Acciona listed has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

2.	DIRECTORS AND EXECUTIVE OFFICERS OF ENEL

The following table sets forth the name, position and present principal occupation or employment of each director and executive officer of ENEL. ENEL is managed by a board of directors ranging from three to nine members plus one non-voting member who may be appointed only by the Italian government through the Ministry of Economy and Finance of the Republic of Italy.

Board of Directors of ENEL

Name	Position	Principal Occupation

Piero Gnudi(1)(3)	Chairman	Managing Partner, Studio Gnudi Associazione Professionale
Fulvio Conti(1)(3)	Chief Executive Officer and General Manager	Chief Executive Officer, ENEL Group Director, Barclays Plc
Giulio Ballio(2)(4)	Director	Professor, Milan Polytechnic Institute
Augusto Fantozzi(2)(4)	Director	Deputy Chairman, Banca Antonveneta S.p.A., Professor and Managing Partner, Fantozzi & Associati — Studio Legale Tributario
Alessandro Luciano(2)(3)	Director	Lawyer
Fernando Napolitano(2)(3)	Director	CEO, Booz Allen Hamilton, Italia
Francesco Taranto(2)(4)	Director	Director, Banca Carige S.p.A., Unicredit Xelion Banca S.p.A.
Gianfranco Tosi(2)(3)	Director	Professor, Milan Polytechnic Institute; Chairman, Cultural Center for Lombardy
Francesco Valsecchi(2)(3)	Director	Chairman, BancoPosta Fondi SGR S.p.A.
Claudio Sartorelli	Non-Board-Member Secretary	Executive Officer, Corporate Affairs, ENEL Group

(1)	Executive director.

(2)	Independent and non-executive director. A director will be deemed independent if such director does not, and has not had, direct or indirect relations with the ENEL Group that could affect the independence of such director pursuant to the Codice di Autodisciplina, the Italian model code of corporate governance applicable to publicly listed companies in Italy. The board of directors of ENEL evaluates the independence of its members from time to time. In December 2006, the board of directors of ENEL evaluated the independence of its members and found that all its members other than Piero Gnudi and Fulvio Conti were independent.

(3)	Designee of the Ministry of Economy and Finance of the Republic of Italy.

(4)	Designee of institutional investors, including Aletti Gestielle SGR S.p.A., Arca SGR S.p.A., Aureo Gestioni SGR S.p.A., BNL Gestion SGR S.p.A., DWS Investments Italy SGR S.p.A., Fineco Asset Management S.p.A., Hermes Administration Limited, Mediolanum Estione Fondi SGR S.p.A., Mediolanum International Funds Limited, Monte Paschi Asset Management SGR S.p.A., Nextra Investment Management SGR S.p.A., Pioneer Investment Management SGR S.p.A., Pioneer Asset Management S.A., Ras Asset Management SGR S.p.A., San Paolo IMI Asset Management SGR S.p.A.

Executive Officers of ENEL

Name	Position

Fulvio Conti	Chief Executive Officer, General Manager and Executive Officer of the International Division
Luigi Ferraris	Chief Financial Officer, Accounting, Planning and Control Department
Claudio Machetti	Chief Financial Officer, Finance Department
Claudio Sartorelli	Executive Officer, Corporate Affairs
Salvatore Cardillo	General Counsel

The business address for each of the individuals listed above is c/o ENEL S.p.A., Viale Regina Margherita 137, 00198 Rome, Italy. Each of the individuals listed above is an Italian citizen.

3.	DIRECTORS OF EEE

The following table sets forth the name, position and present principal occupation or employment of each director of EEE. EEE is governed by a board of directors. The business address and telephone number of each such person is c/o Enel Energy Europe S.r.L., Viale Regina Margherita 137, 00198 Rome, Italy. Each of the individuals listed below is an Italian citizen.

Name	Position	Principal Occupation

Fulvio Conti	Chairman	Chief Executive Officer and General Manager, ENEL Group; Director, Barclays Plc
Luigi Ferraris	Director	Chief Financial Officer in charge of Accounting, Planning and Control Department, ENEL
Andrea Brentan	Director	Head of M&A and Business Development Unit of International Division, ENEL Group
Claudio Machetti	Director	Chief Financial Officer in charge of Finance Department, ENEL
Carlo Tamburi	Director	Head of Procurement and Services Department, ENEL
Claudio Sartorelli	Non-Board-Member Secretary	Executive Officer, Corporate Affairs, ENEL Group

None of the members of the board of directors or executive officers of ENEL or the board of directors of EEE listed has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

SCHEDULE 2

INFORMATION CONCERNING INTERESTS HELD, DIRECTLY OR INDIRECTLY, BY
ACCIONA GROUP AND THE ENEL GROUP, IN THE SHARE CAPITAL OF ENDESA

Acciona, both directly and indirectly through its wholly owned subsidiary Finanzas holds a total of 222,714,523 ordinary shares, representing 21.04% of Endesa’s share capital. ENEL, through its wholly owned subsidiary EEE, holds a total of 264,401,597 ordinary shares, representing 24.97% of Endesa’s share capital. The following table sets out the direct ownership as explained above:

Entity	Number of Shares	Percentage Ownership

Finanzas Dos, S.A.	211,750,424	20.00%
Acciona, S.A.	10,964,099	1.04%
Enel Energy Europe S.r.L	264,401,597	24.97%

The following table sets forth the ordinary shares owned by the directors, executive officers and affiliates of the Offerors as of the date of this Offer to Purchase:

		Number of	Percentage
Entity	Position	Shares	Ownership

Jorge Vega-Penichet López	Non-director secretary and officer of the Acciona Group	2,400	0.0003%
Miguel Antoñanzas	Member of the board of directors of several companies of the ENEL Group	1,000	0.0001%
Carlos Espinosa de los Monteros Bernaldo de Quirós	Member of the board of directors of Acciona	611	—
Joaquín Hidalgo Trucios	Officer of the Acciona Group	320	—
Juan Gallardo Cruces	Officer of the Acciona Group	167	—
Manuel Martín de la Vega	Officer of the Acciona Group	152	—
Ignacio Casuso Muñoz	Member of the board of directors of Barras Eléctricas Galaico Asturianas, S.A. and Barras Eléctricas Generación, S.L. (companies of the ENEL Group)	148	—

The following table sets forth transactions relating to Endesa securities carried out by Acciona, EEE and Finanzas since March 26, 2006:

		Number of	% of Endesa
Date	Transaction	Shares	Share Capital	Unit Price(1)(€)

09/25/2006	Acquisition by Finanzas	105,875,211	10.0000%	32.00
11/10/2006	Acquisition by Finanzas	101,983,965	9.6300%	35.62
11/15/2006	Acquisition by Finanzas	1,527,989	0.1443%	35.99
11/17/2006	Acquisition by Finanzas	1,202,930	0.1136%	35.99
11/20/2006	Acquisition by Finanzas	1,160,329	0.1096%	35.80
12/29/2006	Acquisition by Acciona	3,205,193	0.3030%	35.87
01/03/2007	Acquisition by Acciona	60,670	0.0057%	35.28
01/04/2007	Acquisition by Acciona	385,095	0.0364%	35.28
01/08/2007	Acquisition by Acciona	3,703,141	0.3498%	35.40
01/09/2007	Acquisition by Acciona	3,610,000	0.3410%	35.38
02/27/2007	Acquisition by EEE	105,800,000	9.9930%	39.00
06/06/2007	Physical settlement by EEE of total return equity swap transactions with UBS Limited and Mediobanca	158,601,597	14.9800%	39.00

(1)	Average price net of broker commissions and other expenses.

The following table sets forth transactions relating to Endesa securities carried out by the directors, executive officers and affiliates of the Offerors since April 11, 2006:

		Number of	% of Endesa
Date	Transaction	Shares	Share Capital	Unit Price (€)

07/06/2006	Sale by Miguel Antoñanzas (member of the board of directors of several companies of the ENEL Group)	1,000	0.0001%	24.44
06/12/2006	Purchase by Bestinver Mixto Internacional, FI (an investment fund managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	125	—	26.05
06/15/2006	Purchase by Bestinver Mixto Internacional, FI (an investment fund managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	65	—	26.05
06/30/2006	Sale by Bestinver Mixto Internacional, FI (an investment fund managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	70	—	27.10
07/07/2006	Purchase by Bestinver Mixto Internacional, FI (an investment fund managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	115	—	25.06
07/24/2006	Sale by Bestinver Mixto Internacional, FI (an investment fund managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	2,954	0.0003%	24.05
09/27/2006	Sale by Carlos Navas García (officer of the Acciona Group)	150	—	34.89
11/02/2006	Sale by Opec Inversiones SICAV, S.A. (an entity managed by Bestinver Gestión, S.A., SGIIC, a member of the Acciona Group)	6,500	0.0006%	34.98
02/02/2007	Sale by José Manuel Guinea Pérez (officer of the Acciona Group)	1,500	0.0001%	38.27
03/05/2007	Sale by Francisco Ibarz Arqués (member of the board of directors of directors of Barras Eléctricas Galaico Asturianas, S.A. and Barras Eléctricas Generación, S.L. (companies of the ENEL Group)	1,171	0.0001%	39.00
03/08/2007	Sale by Vicente Santamaría de Paredes Castillo (officer of the Acciona Group)	810	0.0001%	38.60
03/25/2007	Legacy to Ricardo Molina Oltra (officer of the Acciona Group)	126	—	—
04/02/2007	Purchase by Bestinver, S.V., S.A., a member of the Acciona Group	6	—	40.40
04/02/2007	Sale by Bestinver, S.V., S.A., a member of the Acciona Group	6	—	40.40

Except as indicated above, as of the date of this Offer to Purchase, neither any member of the Acciona Group nor any member of the ENEL Group, nor any member of the respective board of directors nor their respective executive officers beneficially owns, or during the last twelve months has purchased or sold, whether directly, indirectly or in concert with others, any ordinary shares or ADSs.

Facsimile copies and manually executed copies of the Share Form of Acceptance and manually executed copies of the ADS Letter of Transmittal, in each case, properly completed and duly executed, will be accepted. The Share Form of Acceptance, ADS Letter of Transmittal and Notice of Guaranteed Delivery and any other required documents should be sent or delivered by each shareholder of Endesa or by such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the U.S. Tender Agent at one of its addresses set forth below.

The Information Agent for the U.S. Offer is:

17 State Street, 10th Floor
New York, NY 10004

Holders of Ordinary Shares and ADSs Call Toll-free

(888) 605-7580

Banks and Brokers Call Collect

(212) 440-9800

The Dealer Manager for the U.S. Offer is:

1585 Broadway
New York, NY 10036

Call Toll-free

(877) 247-9865

The U.S. Tender Agent for the U.S. Offer is:

BY MAIL	BY HAND	BY OVERNIGHT DELIVERY
The Bank of New York	The Bank of New York	The Bank of New York
Endesa, S.A.	Reorganization Services	Endesa, S.A.
P.O. Box 859208	101 Barclay Street	161 Bay State Drive
Braintree, MA 02185	Receive and Deliver Window	Braintree, MA 02184
Street Level
New York, NY 10286

BY FACSIMILE TRANSMISSION
(FOR ELIGIBLE INSTITUTIONS ONLY)
(781) 930-4939

CONFIRMATION RECEIPT OF FACSIMILE BY
TELEPHONE ONLY
(781) 930-4900

Questions and requests for assistance may be directed to the Information Agent at its telephone number or address set forth above. Additional copies of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent, and will be furnished promptly at the Offerors’ expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.